
                                   EXHIBIT 2.1

                          Agreement and Plan of Merger

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                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             RENAL CARE GROUP, INC.

                          TITAN MERGER SUBSIDIARY, INC.

                      NATIONAL NEPHROLOGY ASSOCIATES, INC.

                                       AND

          CERTAIN STOCKHOLDERS OF NATIONAL NEPHROLOGY ASSOCIATES, INC.

                             Dated February 2, 2004

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                                TABLE OF CONTENTS

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ARTICLE 1  TRANSACTIONS AND TERMS OF MERGER.........................................................................       1
            1.1      Merger.........................................................................................       1
            1.2      Time and Place of Closing......................................................................       2
            1.3      Effective Time.................................................................................       2

ARTICLE 2  TERMS OF MERGER..........................................................................................       2
            2.1      Certificate of Incorporation...................................................................       2
            2.2      Bylaws.........................................................................................       2
            2.3      Directors and Officers.........................................................................       2

ARTICLE 3  MANNER OF CONVERTING SHARES..............................................................................       2
            3.1      Merger Consideration...........................................................................       2
            3.2      Conversion of Shares...........................................................................       3
            3.3      Treasury Shares Held by Company Entities.......................................................       5
            3.4      Dissenting Stockholders........................................................................       5
            3.5      Reserve........................................................................................       5

ARTICLE 4  PAYMENT OF MERGER CONSIDERATION..........................................................................       6
            4.1      Escrow Account.................................................................................       6
            4.2      Payment Procedures.............................................................................       6
            4.3      Rights of Former Company Stockholders..........................................................       8

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................       8
            5.1      Organization, Authority and Capacity...........................................................       8
            5.2      Authorization of Transactions..................................................................       8
            5.3      Absence of Conflicts...........................................................................       9
            5.4      Governing Documents............................................................................      10
            5.5      Capitalization.................................................................................      10
            5.6      Financial Statements and Accounting Controls...................................................      10
            5.7      Absence of Changes.............................................................................      11
            5.8      No Undisclosed Liabilities.....................................................................      12
            5.9      Litigation.....................................................................................      12
            5.10     No Violation of Law............................................................................      12
            5.11     Title to and Sufficiency of Assets.............................................................      13
            5.12     Real and Personal Property.....................................................................      13
            5.13     Intellectual Property..........................................................................      14
            5.14     Contracts and Commitments......................................................................      14
            5.15     Employment and Labor Matters...................................................................      16
            5.16     Employee Benefit Matters.......................................................................      17
            5.17     Insurance Policies.............................................................................      19
            5.18     Environmental Matters..........................................................................      19
            5.19     Taxes..........................................................................................      20
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            5.20     Licenses, Authorizations and Provider Programs.................................................      22
            5.21     Inspections and Investigations.................................................................      23
            5.22     Certain Relationships..........................................................................      24
            5.23     Stark; Fraud and Abuse; False Claims; HIPAA....................................................      25
            5.24     Rates and Reimbursement Policies...............................................................      26
            5.25     Controlled Substances..........................................................................      26
            5.26     Accounts Receivable; Inventories...............................................................      26
            5.27     Absence of Certain Practices...................................................................      26
            5.28     Subsidiaries and Investments...................................................................      27
            5.29     No Brokers.....................................................................................      27
            5.30     Solvency.......................................................................................      27
            5.31     Affiliate and Owner Transactions...............................................................      28
            5.32     Offering Memorandum............................................................................      28
            5.33     St. Barnabas Acquisition Payment...............................................................      28
            5.34     Charter Provisions and Securityholders Agreement...............................................      28
            5.35     Termination of Equity Rights...................................................................      29

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF THE OWNERS.............................................................      29
            6.1      Ownership Interest Held and Conveyed...........................................................      29
            6.2      Organization, Authority and Capacity...........................................................      29
            6.3      Authorization and Validity.....................................................................      29
            6.4      Absence of Conflicting Agreements or Required Consents.........................................      30

ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF PARENT.................................................................      30
            7.1      Organization, Authority and Capacity of Parent.................................................      30
            7.2      Authorization of Transactions..................................................................      30
            7.3      Absence of Conflicts...........................................................................      31
            7.4      Litigation.....................................................................................      31
            7.5      Authority of Merger Corp.......................................................................      31
            7.6      No Brokers.....................................................................................      31

ARTICLE 8  ADDITIONAL AGREEMENTS....................................................................................      32
            8.1      No Solicitation or Negotiation.................................................................      32
            8.2      Audit..........................................................................................      33
            8.3      Antitrust Notification, Consents of Regulatory Authorities.....................................      33
            8.4      Agreement as to Efforts to Consummate..........................................................      34
            8.5      Confidentiality; Public Announcements..........................................................      35
            8.6      Filings with State Offices.....................................................................      35
            8.7      Notification of Changes........................................................................      35
            8.8      Notice of Appraisal Rights and Stockholder Action by Written Consent in Lieu of Meeting .......      35
            8.9      Directors and Officers Indemnification.........................................................      36
            8.10     Alabama Dialysis Services......................................................................      37

ARTICLE 9  CONDUCT OF BUSINESS PRIOR TO CLOSING.....................................................................      37
            9.1      Access to Information..........................................................................      37
            9.2      Affirmative Covenants of the Company...........................................................      37
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            9.3      Negative Covenants of the Company..............................................................      38

ARTICLE 10  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.......................................................      40
            10.1     Conditions to Obligations of Each Party........................................................      40
            10.2     Conditions to Obligations of Parent and Merger Corp............................................      41
            10.3     Conditions to Obligations of the Company.......................................................      42
..
ARTICLE 11  TERMINATION.............................................................................................      43
            11.1     Termination....................................................................................      43
            11.2     Effect of Termination..........................................................................      44

ARTICLE 12  INDEMNIFICATION.........................................................................................      44
            12.1     Indemnification by Owners......................................................................      44
            12.2     Indemnification by Stockholders................................................................      44
            12.3     Parent Indemnity...............................................................................      45
            12.4     Notice and Opportunity to Defend...............................................................      45
            12.5     Indemnification Limits.........................................................................      46
            12.6     Survival; Reductions...........................................................................      47
            12.7     Exclusive Remedy...............................................................................      47

ARTICLE 13  CERTAIN DEFINITIONS.....................................................................................      48
            13.1     Definitions....................................................................................      48

ARTICLE 14  MISCELLANEOUS PROVISIONS................................................................................      56
            14.1     Notices........................................................................................      56
            14.2     Owners' Representative.........................................................................      58
            14.3     Further Assurances.............................................................................      59
            14.4     Waiver.........................................................................................      59
            14.5     Assignment.....................................................................................      59
            14.6     Binding Effect.................................................................................      60
            14.7     Headings.......................................................................................      60
            14.8     Entire Agreement; Amendments...................................................................      60
            14.9     Governing Law; Severability....................................................................      60
            14.10    Counterparts...................................................................................      60
            14.11    Brokers .......................................................................................      60
            14.12    Expenses ......................................................................................      60
            14.13    No Intention to Benefit Third Parties..........................................................      61
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                                    EXHIBITS

Exhibit A                     -            List of Owners
Exhibit 4.1                   -            Escrow Agreement
Exhibit 10.2(g)               -            Additional Financial Statements
Exhibit 10.2(h)(i) and (ii)   -            Company Legal Opinions
Exhibit 12.5(c)               -            Indemnification Examples

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                                    SCHEDULES

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
Schedule 5.1                  -     Organization, Authority and Capacity
Schedule 5.3(a)               -     Absence of Conflicts: Consents
Schedule 5.3(b)               -     Absence of Conflicts: Agreement, Instrument, License or Permit
Schedule 5.5                  -     Capitalization
Schedule 5.6(a)               -     Financial Statements
Schedule 5.6(c)               -     Exchange Act Reporting Requirements
Schedule 5.7                  -     Absence of Changes
Schedule 5.8                  -     No Undisclosed Liabilities
Schedule 5.9                  -     Litigation
Schedule 5.10                 -     No Violation of Law
Schedule 5.11(a)              -     Title to Assets
Schedule 5.11(b)              -     Sufficiency of Assets
Schedule 5.12(a)              -     Owned Real Property
Schedule 5.12(b)              -     Leased Real Property
Schedule 5.12(c)              -     Status of Properties
Schedule 5.13(b)              -     Intellectual Property Royalties
Schedule 5.14(a)              -     Company Agreements
Schedule 5.14(b)              -     Validity of Company Agreements
Schedule 5.15(b)              -     Loans to Employees, Officers and Directors
Schedule 5.15(c)              -     Employee Practices
Schedule 5.16(d)              -     Liability to Pension Benefit Guaranty Corporation
Schedule 5.16(g)              -     Welfare Benefits
Schedule 5.16(i)              -     Benefit Plan Payments
Schedule 5.17                 -     Insurance Policies
Schedule 5.18(a)              -     Environmental Laws
Schedule 5.18(b)              -     Hazardous Materials
Schedule 5.18(c)              -     Locations and Facilities with Alleged Environmental Violations
Schedule 5.18(d)              -     Environmental Permits
Schedule 5.19(b)              -     Tax Assessments
Schedule 5.19(g)              -     Limits on Net Operating Losses
Schedule 5.19(h)              -     Extensions; Power of Attorney
Schedule 5.20(a)(i)           -     Licenses and Authorizations
Schedule 5.20(a)(ii)          -     Provider Programs
Schedule 5.20(b)              -     No Violation, Default, Action or Consent
Schedule 5.20(c)(i)           -     Reports and Billings
Schedule 5.20(c)(ii)          -     Refunds, Overpayments, Discount and Adjustments
Schedule 5.20(c)(iii)         -     Pending Appeals, Adjustments, Challenges, Audits, or Claims
Schedule 5.20(c)(iv)          -     Withheld Payments
Schedule 5.20(d)              -     Corporate Integrity Agreements and Plans
Schedule 5.21                 -     Inspections and Investigations
Schedule 5.22                 -     Certain Relationships
Schedule 5.26(a)              -     Accounts Receivable
Schedule 5.26(b)              -     Inventory
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Schedule 5.27                 -     Absence of Certain Practices
Schedule 5.28(a)              -     Subsidiaries
Schedule 5.28(b)              -     Subsidiaries Capital Stock
Schedule 5.29                 -     No Brokers
Schedule 5.31                 -     Affiliate Transactions
Schedule 6.1                  -     Ownership Interest Held and Conveyed
Schedule 6.4                  -     Absence of Conflicting Agreements or Required Consents
Schedule 7.6                  -     No Brokers
Schedule 9.3                  -     Negative Covenants of the Company
Schedule 10.1(b)              -     Consents and Approvals
Schedule 12.2(d)              -     AL BC/BS Matter
Schedule 12.2(e)              -     DOJ Matter
Schedule 13.1(a)              -     Company Material Adverse Effect

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into on February 2, 2004 by and among Renal Care Group, Inc., a Delaware corporation ("Parent"), Titan Merger Subsidiary, Inc., a Delaware corporation ("Merger Corp."), and National Nephrology Associates, Inc., a Delaware corporation (the "Company"); and the holders of Company Equity Securities who execute a counterpart signature page to this Agreement (the "Owners"). A list of all Owners is attached hereto as Exhibit A and will be updated from time to time as the Owners enter into this Agreement after the date hereof as contemplated herein.

                                    PREAMBLE

         The Boards of Directors of the Company, Merger Corp. and Parent are of the opinion that the transactions described in this Agreement are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of the Company by Parent pursuant to the merger of Merger Corp. with and into the Company. At the effective time of the merger, the outstanding shares and rights to acquire shares of the capital stock of the Company will be converted into the right to receive a cash payment from Parent and a contingent right to a deferred payment from an escrow, all on the terms and conditions set forth in this Agreement. As a result of the Merger, the Company will conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the termination or expiration of the waiting period required under the HSR Act and the satisfaction of other conditions described in this Agreement.

         This Agreement and the Merger must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Company's Common Stock and Series A Preferred Stock, voting together as a single class (the "Requisite Vote"), which vote will occur on the date hereof by means of a written consent in accordance with Section 228 of the DGCL with notice to all other Stockholders to be sent to such other Stockholders in accordance with such Section as described in Sections 3.4 and 8.8 hereof. In addition, on the date of this Agreement each Owner who has executed a counterpart signature to this Agreement and who owns Company Capital Stock will execute in their capacity as a Stockholder a written consent approving the terms of this Agreement and the Merger.

         Certain capitalized terms used in this Agreement are defined in Article 13 below.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into the Company in accordance with the applicable provisions of Section 251 of the DGCL and with the effects provided in Section 259 of the DGCL (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Corp. shall cease and the Company shall continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Parent and shall continue to be governed by the

Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the respective Boards of Directors of the Company, Merger Corp. and Parent and which will be approved on the date hereof by the stockholders of the Company.

         1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M. on the date that the Effective Time occurs (the "Closing Date"), or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of Baker Donelson Bearman Caldwell & Berkowitz, P.C. in Nashville, Tennessee, or at such location as may be mutually agreed upon by the parties.

         1.3 Effective Time. The Merger and other transactions contemplated hereby shall become effective on the date and at the time the Certificate of Merger reflecting the Merger is filed with the Secretary of State of the State of Delaware or at such later date as the parties mutually agree and reflect in the Certificate of Merger (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each party, the Closing shall occur on the third (3rd) business day following the satisfaction or waiver of all of the conditions set forth in Article 10, other than those conditions requiring performance at the Closing.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

         2.3 Directors and Officers. The directors of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Merger Consideration. The consideration to be issued in the Merger in exchange for the Company Equity Securities shall have an aggregate value equal to (1) Three Hundred Forty-Five Million Dollars ($345,000,000), plus
(2) (i) Eight Million Five Hundred Thousand Dollars ($8,500,000), minus (ii) the aggregate amount of all expenses required to be paid by the Company pursuant to
Section 14.12 that have been incurred by the Company since December 31, 2003 and paid prior to the Effective Time, minus (iii) the amount of the Employee Bonus Pool as

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of the Effective Time, minus (iv) the amount of the Reserve as of the Effective
Time, minus (3) (i) the outstanding principal amount of the Senior Subordinated Notes as of the Effective Time, plus all accrued but unpaid interest thereon as of the Effective Time, plus (ii) the lesser of (x) Eight Million Four Hundred Ninety-Four Thousand Eight Hundred Forty Dollars ($8,494,840) and (y) the remaining principal balance of the St. Barnabas Acquisition Payment as of the Effective Time, plus (iii) the principal amount of all Third Party Debt of the Company Entities as of the Effective Time, plus all accrued but unpaid interest thereon as of the Effective Time, plus (iv) those expenses required to be paid by the Company pursuant to Section 14.12 hereof that have been incurred by the Company since December 31, 2003 and that remain unpaid as of the Effective Time. The aggregate amount of subsection (1), plus subsection (2) and minus subsection
(3) of this Section 3.1 is referred to as the "Aggregate Merger Consideration."

         3.2      Conversion of Shares. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Corp. or the stockholders of any of the foregoing, the capital stock and rights thereto of the constituent corporations shall be converted as follows:

         (a) Each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one (1) share of Common Stock of the Surviving Corporation.

         (b) Each share of Common Stock issued and outstanding at the Effective Time (other than treasury shares and, if applicable, any Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent the Cash Payment Per Share. In addition, each holder of Common Stock shall be entitled to receive its Common Stock Ownership Percentage of the Escrow Amount, which will be released pursuant to the terms of the Escrow Agreement.

         (c) Each share of Series A Preferred (other than treasury shares and, if applicable, any Dissenting Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive from Parent the product obtained by multiplying (i) the Cash Payment Per Share, and (ii) the number of shares of Common Stock into which each share of Series A Preferred is convertible immediately prior to the Effective Time. In addition, each holder of Series A Preferred shall be entitled to receive its Series A Ownership Percentage of the Escrow Amount, which will be released pursuant to the terms of the Escrow Agreement.

         (d) Each share of Series B Preferred (other than treasury shares and, if applicable, any Dissenting Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive from Parent the product obtained by multiplying (i) the Cash Payment Per Share, and (ii) the number of shares of Common Stock the holder of such Series B Preferred is entitled to receive as of the Effective Time assuming that each share of Series A Preferred issuable upon conversion of such Series B Preferred is converted into Common Stock. In addition, each holder of Series B Preferred shall be entitled to receive its Series B Ownership Percentage of the Escrow Amount, which will be released to the terms of the Escrow Agreement.

         (e) Each Common Stock Warrant that is issued and outstanding at the Effective Time shall represent the right to receive from Parent a cash payment (subject to applicable tax withholding, if any) equal to (i) the product obtained by multiplying (a) the number of shares of Common Stock the holder of such Common Stock Warrant is entitled to receive upon exercise of such Common Stock Warrant as of the Effective Time, by (b) the Cash Payment Per Share, minus
(ii) the product obtained by multiplying (x) the exercise price per share of such Common Stock Warrant, by (y) the number of shares of Common Stock the holder of such Common Stock Warrant is entitled to receive upon exercise of such Common Stock Warrant as of the Effective Time (the "Common Stock Warrant Payment"). At the Effective Time, each Common Stock Warrant shall no longer represent the right to purchase shares of Common Stock, but in lieu thereof shall represent the nontransferable right to receive the Common Stock Warrant Payment. In addition, each holder of a Common Stock Warrant shall be entitled to receive its Common Stock Warrant Ownership Percentage of the Escrow Amount, which will be released pursuant to the terms of the Escrow Agreement.

         (f) Each Preferred Warrant that is issued and outstanding at the Effective Time shall represent the right to receive from Parent a cash payment (subject to applicable tax withholding) equal to (i) the product obtained by multiplying (a) the number of shares of Common Stock the holder of such Preferred Warrant is entitled to receive as of the Effective Time assuming that each share of Series A Preferred issuable upon exercise of such Preferred Warrant is converted into Common Stock as of the Effective Time, by (b) the Cash Payment Per Share, minus (ii) the product obtained by multiplying (x) the exercise price per share of such Preferred Warrant, by (y) the number of shares of Common Stock the holder of such Preferred Warrant is entitled to receive as of the Effective Time assuming that each share of Series A Preferred issuable upon exercise of such Preferred Warrant is converted into Common Stock as of the Effective Time (the "Preferred Warrant Payment"). At the Effective Time, each Preferred Warrant shall no longer represent the right to purchase shares of Series A Preferred, but in lieu thereof shall represent the nontransferable right to receive the Preferred Warrant Payment. In addition, each holder of a Preferred Warrant shall be entitled to receive its Preferred Warrant Ownership Percentage of the Escrow Amount, which will be released pursuant to the terms of the Escrow Agreement.

         (g) Each Option that is issued and outstanding at the Effective Time shall be converted into and exchanged for the right to receive from Parent a cash payment (subject to applicable tax withholding) equal to (i) the product obtained by multiplying (a) the number of shares of Common Stock the holder of such Option would have been entitled to receive upon exercise of the vested portion of such Option as of the Effective Time assuming that each share of Series A Preferred issuable upon exercise of such Option is converted into Common Stock as of the Effective Time, by (b) the Cash Payment Per Share, minus
(ii) the product obtained by multiplying (x) the exercise price per share of such Option, by (y) the number of shares of Common Stock the holder of such Option is entitled to receive upon the exercise of the vested portion of such Option as of the Effective Time assuming that each share of Series A Preferred issuable upon exercise of such Option is converted into Common Stock as of the Effective Time (the "Option Payment"). At the Effective Time, the unvested portion of each Option shall be canceled without consideration and shall no longer represent the right to purchase shares of Series A Preferred. At the Effective Time the vested portion of each Option shall be canceled and shall no longer represent the right to purchase shares of Series A Preferred, but in lieu thereof shall represent the nontransferable right to receive the Option Payment. In addition, each holder of an Option shall be entitled to receive its Option Holder Ownership Percentage of the Escrow Amount, which will be released pursuant to the terms of the Escrow Agreement.

         3.3 Treasury Shares Held by Company Entities. Each share of Company Capital Stock held by any of the Company Entities shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Dissenting Stockholders. Each Owner waives notice of and agrees not to seek or assert any dissenter's or appraisal rights, or any similar rights, to which such Owner would otherwise be entitled. Notwithstanding anything in this Agreement to the contrary, but only in the circumstances and to the extent provided by the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Persons who are not Owners and who did not vote such shares in favor of the Merger or consent to the Merger in writing and who shall have properly and timely delivered to the Company, as the case may be, a written demand for appraisal of their shares of the Company Capital Stock in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, the contingent right to receive a proportionate percentage of the Escrow Amount. Instead, the holders of Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. The Company shall give Parent (i) prompt notice of all demands for payment under Section 262 of the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any demands for payment under Section 262 of the DGCL, or agree to do any of the foregoing. If a holder of Company Capital Stock demands appraisal of the fair value of shares of Company Capital Stock under Section 262 of the DGCL after Closing and such shares become Dissenting Shares, the Owners' Representative shall instruct the Paying Agent to return to Parent any portion of the Aggregate Merger Consideration previously deposited with respect to such Dissenting Shares and the Paying Agent will return such portion to Parent.

         3.5 Reserve. The Owners' Representative may elect, by delivery of written notice to Parent not later than one (1) business day prior to the Closing Date, to establish a reserve in such amount as the Owners' Representative may in its sole discretion determine to be appropriate (the "Reserve"), to be applied as set forth below in this Section 3.5, and, in the event of such an election, a portion of the Aggregate Merger Consideration otherwise deliverable at or after the Effective Time to Stockholders, which portion shall be equal to the amount so specified by the Owners' Representative in such written notice, shall be delivered at the Effective Time to the Owners' Representative or a third-party designee of the Owners' Representative by wire transfer in immediately available funds to be held as a reserve by the Owners' Representative or a third-party designee of the Owners' Representative on behalf of the Stockholders for up to eighteen (18)_months after the Effective Time, or for such shorter time as the Owners' Representative may determine in its sole discretion. The funds so held (and earnings thereon) may be applied as the Owners' Representative in its sole discretion determines appropriate to defray, offset, settle or pay any post-Closing Date charges, fees, costs, liabilities or expenses of the Company and/or the Stockholders incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement and not otherwise provided for herein or therein, including, without limitation, any obligations of the Stockholders in respect of the matters referred to in Article 12. The balance of the Reserve held pursuant to this Section 3.5, if any, and any income earned thereon, shall be distributed to the Stockholders who are entitled to receive the Aggregate Merger Consideration hereunder, pro rata according to their interests, promptly after the Owners' Representative has determined, in its sole discretion, such distribution to be appropriate. Parent and the Surviving Corporation shall have no liability or responsibility to the Stockholders with respect to the Reserve or the actions and responsibilities of the Owners' Representative contemplated by this Section 3.5.

                                    ARTICLE 4
                         PAYMENT OF MERGER CONSIDERATION

         4.1 Escrow Account. At the Effective Time, Parent shall deposit in an escrow account (the "Escrow Account") with The Bank of New York, as escrow agent (the "Escrow Agent"), an amount of cash equal to Two Million Dollars ($2,000,000) (the "Escrow Amount"). The Escrow Account shall be held, invested and disbursed in accordance with the terms and conditions of the Escrow Agreement in substantially the form attached hereto as Exhibit 4.1 (the "Escrow Agreement").

         4.2      Payment Procedures.

         (a) At the Effective Time, Parent shall wire in immediately available funds to each Stockholder that has surrendered its certificate or certificates representing shares of Company Capital Stock immediately prior to the Effective Time (the "Certificates") or an appropriate affidavit of loss regarding loss of such Certificate or Certificates and an indemnification for loss in favor of Parent, the Cash Payment Per Share payable to such Stockholder for each share of Company Capital Stock represented by the surrendered Certificates (or covered by such affidavit of loss and indemnity). Any Certificates so surrendered shall be endorsed for transfer or accompanied by stock powers in favor of Parent and shall be free and clear of any and all Liens.

         (b) On or prior to the Closing Date, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of Company Equity Securities shall become entitled pursuant to Article 3. At the Closing, Parent shall deposit with the Paying Agent in trust for the benefit of the holders of Company Equity Securities immediately available funds in an amount not less than the amount necessary to make the payments for Company Equity Securities contemplated by
Article 3 (less any amounts paid pursuant to Section 4.2(a)). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Failure of the Paying Agent to make any required payment to holders in accordance with Article 3, shall not release Parent of liability therefor; provided that if Parent makes a payment otherwise required to be made by the Paying Agent, then the portion of the Aggregate Merger Consideration held by the Paying Agent that is attributable to such payment shall be returned to Parent.

         (c) Promptly (and in no event more than ten (10) calendar days) after the Effective Time, Parent shall (or shall cause the Paying Agent to) mail to each holder of record of a Certificate the appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s), to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and that are reasonably acceptable to the Company). After the Effective Time, each holder of Company Capital Stock shall surrender the Certificate(s) representing shares of Company Capital Stock owned by such Person (and not previously delivered at the Closing) to the Paying Agent. Upon surrender of Certificate(s) (or an affidavit of loss as provided below), together with a transmittal letter, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the Paying Agent shall deliver to such holder of Company Capital Stock the Merger Consideration owed for each share represented by the Certificate(s) or affidavit of loss surrendered; provided that each Certificate and each share represented by an affidavit of loss must be free and clear of any and all Liens. The Paying Agent shall not be obligated to deliver the consideration to which any former holder of Company Capital Stock is entitled as a result of the Merger until such Person surrenders his, her or its Certificate(s) representing the shares of Company Capital Stock for exchange as provided in this Article 4 or such Person provides an appropriate affidavit regarding loss of such Certificate(s) and an indemnification for loss in favor of Parent (as described below in this Section 4.2). The Certificate(s) representing Company Capital Stock so delivered shall be duly endorsed for transfer or accompanied by stock powers in favor of Parent. If there has been a transfer of ownership of shares of Company Capital Stock represented by Certificate(s) that is not registered in the transfer records of the Company, then the Merger Consideration may be issued to a transferee if the Certificate(s) representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate(s) shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate(s) to be lost, mislaid, stolen or destroyed, and (ii) such indemnity as the Paying Agent may reasonably require, then the Paying Agent shall promptly deliver to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate(s) shall have been converted.

         (d) Promptly (and in no event more than ten (10) calendar days after the Effective Time), Paying Agent shall mail, or cause to be mailed, to each holder of Options, Preferred Warrants or Common Stock Warrants as of the Effective Time notice that the Merger has been consummated and instructions for effecting the cancellation or termination, to the extent necessary, of such Options, Preferred Warrants, and Common Stock Warrants (and the surrender of any certificates representing any such Options, Common Stock Warrants or Preferred Warrants for cancellation or termination) and obtaining the payment of the Merger Consideration, which notice and instructions shall be in such form and have such other provisions as Paying Agent may reasonably specify, and that are reasonably acceptable to the Company prior to the Effective Time. Upon delivery by such holder to Paying Agent of such documents as may be reasonably requested by Paying Agent and that are reasonably acceptable to the Company and Parent to effectuate the payment contemplated by this Section 4.2, Paying Agent shall promptly deliver the amount to which such holder is entitled pursuant to this
Section 4.2. Notwithstanding anything to the contrary contained in this Agreement, payment shall, in Parent's or Paying Agent's discretion, be withheld for any Option, Preferred Warrant or Common Stock Warrant until all necessary consents in respect of such Option, Preferred Warrant or Common Stock Warrant are obtained.

         (e) Each of Parent, the Surviving Corporation or Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock, Options, Preferred Warrants or Common Stock Warrants such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or Paying Agent, as the case may be, and promptly paid over to the applicable Regulatory Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock, Options, Preferred Warrants or Common Stock Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or Paying Agent, as the case may be.

         (f) Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor Paying Agent shall be liable to a holder of Company Capital Stock, Options, Preferred Warrants or Common Stock Warrants for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         4.3 Rights of Former Company Stockholders. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Capital Stock immediately prior to the Effective Time and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.2, each Certificate theretofore representing shares of Company Capital Stock, excluding Dissenting Shares and treasury shares, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.2 without interest.

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Corp. as follows:

         5.1 Organization, Authority and Capacity. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The Company has full power and authority necessary to own and operate its properties and to carry on its business as now conducted. Except as set forth on Schedule 5.1, the Company is duly qualified to do business and is in good standing in the State of Tennessee, which is the only jurisdiction in which a failure to be so qualified or in good standing would be reasonably likely to have a Company Material Adverse Effect.

         5.2      Authorization of Transactions.

         (a) The Company has the corporate power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Subject to the Requisite Vote, the Company has the corporate power and authority to perform its obligations under this Agreement and to consummate the Merger, all in accordance with this Agreement and applicable law. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, as well as the consummation by the Company of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject, in the case of the Merger, to the Requisite Vote. The Company has duly executed and delivered this Agreement, and, subject, in the case of the Merger, to the Requisite Vote, this Agreement and the other Transaction Documents to which the Company is a party, assuming this Agreement and the Transaction Documents constitute the valid and binding agreement of the other parties hereto and thereto represent, or upon execution and delivery will represent, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         (b) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and adopting this Agreement, the other Transaction Documents to which the Company is a party, the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger are fair and in the best interests of the Company and the Stockholders and that the other transactions contemplated by this Agreement and the other Transaction Documents are in the best interests of the Company and the Stockholders, (iii) recommending that the Stockholders adopt and approve this Agreement and the Merger, and (iv) declaring that the Merger and this Agreement are advisable. No state takeover statute or similar statute or resolution of the State of Delaware applies or purports to apply to the Company with respect to this Agreement, the other Transaction Documents, the Merger or any other transaction expressly contemplated hereby.

         (c) The only vote of holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the other Transaction Documents and the Merger is the Requisite Vote, which may be obtained by written consent.

         5.3 Absence of Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it: (i) will not conflict with any provision of the Company's Certificate of Incorporation or Bylaws or other governing documents;
(ii) except for the filing requirements under the HSR Act, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and those Consents and notices set forth on Schedule 5.3(a) hereto, do not require the Consent of or notice to any Regulatory Authority; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which the Company is a party or by which the Company or any of its properties is bound; (iv) will not result in the creation of any Lien upon the Company Capital Stock or the assets of any Company Entity; and (v) except for the items set forth on Schedule 5.3(b) hereto, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which any Company Entity is a party or by which any of the properties of any Company Entity are bound, excluding from the foregoing clauses (iii) and (v) Consents, the absence of which, and conflicts, violations, Liens, grounds, breaches, defaults, notices and accelerations, the existence or occurrence of which, would not result in a Company Material Adverse Effect.

         5.4 Governing Documents. True and correct copies of the organizational documents and all amendments thereto of each of the Company Entities have been provided to Parent. Parent has previously been provided with access to such of the minutes of each of the Company Entities as Parent has requested, and such minutes accurately reflect in all material respects all proceedings of the respective boards of directors of the Company Entities (and all committees thereof). The record books of the Company Entities, which have been made available for review, contain true, complete and accurate records of the ownership of the Company Entities.

         5.5 Capitalization. The authorized capital stock and outstanding capital stock of the Company is set forth in Schedule 5.5. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable and were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth in Schedule 5.5, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the capital stock of the Company (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as specifically authorized by this Agreement or described on Schedule 5.5, there are no voting trusts, proxies or any other agreements or understandings to which the Company is a party or of which the Company has Knowledge with respect to the voting of the capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Except as set forth on Schedule 5.5, there are no outstanding rights to demand registration of securities of the Company or to sell securities of the Company in connection with a registration by the Company under the Securities Act.

         5.6      Financial Statements and Accounting Controls.

         (a) Attached hereto as Schedule 5.6(a) are the audited consolidated financial statements of the Company for the years ended December 31, 2001 and 2002, together with the reports thereon of KPMG LLP and the unaudited financial statements for the period ended December 31, 2003, which reflect the financial condition, and the results of operations and cash flows of the Company Entities for such periods and at such dates (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied except for (i) the omission of notes to unaudited Financial Statements, and (ii) the fact that unaudited Financial Statements are subject to normal and customary year-end adjustments which, in the aggregate, are not expected to be material. Except as specifically set forth in Schedule 5.6(a), the Financial Statements present fairly in accordance with GAAP the financial position of the Company as of the dates indicated and present fairly the results of the Company's consolidated operations and cash flows for the periods then ended. Except as specifically set forth in Schedule 5.6(a), the Financial Statements are based on the books and records of the Company Entities, which have been properly maintained and are complete and correct in all material respects.

         (b) The Company Entities (1) have in place appropriate disclosure and financial controls and procedures, (2) have complied with such procedures in all material respects, and (3) have not received a written notification from any accountants, independent auditors or other consultants engaged by the Company Entities challenging the adequacy or requesting modification of such disclosure or financial controls and procedures. Such controls and procedures (A) are sufficient to ensure that all material information is included in the Financial Statements or otherwise known to management and (B) contain no deficiencies in the design or operation of such controls and procedures that could materially adversely affect the ability of the Company Entities to record, process, summarize and report financial and other relevant information.

         (c) Other than as set forth on Schedule 5.6(c), none of the Company Entities is, or at any time has been, subject to the reporting requirements of
Section 13(a) or 15(d) of the Exchange Act.

         5.7 Absence of Changes. Except as set forth in Schedule 5.7 and except as contemplated by this Agreement, since October 22, 2003, the Company Entities have been operated only in the ordinary course, and no Company Entity has:

                  (i) suffered any change in working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations which is material to the Company Entities taken as a whole;

                  (ii) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or kind) with respect to any shares of capital stock or other equity security of the Company or any of its Subsidiaries, other than in the ordinary course of business;

                  (iii) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of capital stock or other equity securities, or warrants, options or other rights to acquire shares of capital stock or other equity securities, of any of the Company Entities, other than the issuance of Company Capital Stock upon exercise of and in accordance with the terms of Options, Preferred Warrants or Common Stock Warrants issued and outstanding on the date hereof;

                  (iv) paid, discharged or satisfied any Liability other than in the ordinary course of business;

                  (v) written off as uncollectible any account receivable in excess of Twenty-Five Thousand Dollars ($25,000) other than in the ordinary course of business;

                  (vi) compromised any debts, claims or rights or disposed of any of its material properties or assets other than in the ordinary course of business;

                  (vii) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of One Hundred Thousand Dollars ($100,000) or made aggregate unbudgeted capital expenditures or commitments in excess of Two Hundred Fifty Thousand Dollars ($250,000);

                  (viii) made any material change in any method of accounting or accounting practice;

                  (ix) sold, assigned or transferred any material tangible assets other than in the ordinary course of business or any material Intellectual Property or other intangible assets;

                  (x) subjected any of its material assets, tangible or intangible, to any material Lien;

                  (xi) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any officer or key employee or fees to any medical director other than in the ordinary course of business;

                  (xii) hired or committed to hire any key employee or contracted or committed to contract with any medical director, or terminated or had resign any key employee or medical director;

                  (xiii) terminated or amended any Company Agreement or, to the Knowledge of the Company, threatened loss or termination of any existing material business arrangement or supplier; or

                  (xiv) agreed, whether or not in writing, to take any action described in this Section 5.7.

         5.8 No Undisclosed Liabilities. Except as listed in Schedule 5.8, the Company Entities do not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, of the type required by GAAP to be reflected on a balance sheet or notes thereto, except for liabilities and obligations reflected in the Financial Statements or incurred in the ordinary course of business since June 30, 2003.

         5.9 Litigation. Except as set forth on Schedule 5.9, there is no Litigation pending, or, to the Knowledge of the Company, threatened, against any of the Company Entities, which would be reasonably likely to have a Company Material Adverse Effect, and, to the Knowledge of the Company, there is no basis for any Litigation against any Company Entity that would, in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Schedule 5.9 identifies all Litigation pending or, to the Knowledge of the Company, threatened against the Company Entities. There are no judgments against or consent decrees binding on the Company Entities. Except as listed in Schedule 5.9, there is no pending Litigation in which a Company Entity is a plaintiff or other applicant for relief. Except as set forth on Schedule 5.9, to the Knowledge of the Company there are no compliance reviews, inspections, hearings, governmental investigations, administrative or other proceedings relating to or affecting any Company Entity or the transactions contemplated by this Agreement.

         5.10     No Violation of Law. Except as listed in Schedule 5.10:

         (a) Since January 1, 1999, none of the Company Entities has been or is currently in material violation of any applicable foreign, federal, state or local Law, order, injunction or decree of any court, or any other requirement of any Regulatory Authority.

         (b) None of the Company Entities is subject to any material fine, penalty, Liability or disability as the result of a failure to comply with any requirement of foreign, federal, state or local Law, and no Company Entity has received any written notice of such noncompliance.

         5.11     Title to and Sufficiency of Assets.

         (a) Except as set forth in Schedule 5.11(a), the Company Entities have good and marketable title to all of the material personal and mixed, tangible and intangible property, rights and assets which the Company Entities purport to own, and a Company Entity owns such rights, assets and personal property free and clear of all Liens. All of the assets of the Company Entities, whether owned or leased, will be in the possession and control of the Company Entities at the Closing, except for inventory and supply items used in the ordinary course of business prior to Closing.

         (b) Except as disclosed in Schedule 5.11(b), the Company Entities own all rights, properties, interests in properties and assets that are necessary to permit the Surviving Corporation and, except as disclosed in Schedules 5.3(a), 5.3(b) and 5.20(b) to continue the business and operations of the Company Entities after the Closing in a manner consistent with past practices.

         5.12     Real and Personal Property.

         (a) Schedule 5.12(a) contains a true and correct list of each parcel of real property owned by any of the Company Entities and reflects the titled owner of such real property (the "Owned Real Property"). The Company Entities have good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than listed in Schedule 5.12(a).

         (b) Schedule 5.12(b) contains a true and correct list of all real property leased by the Company Entities (the "Leased Real Property," and together with the Owned Real Property, the "Properties") and reflects the date of the lease, name of the lessor and expiration date of the lease. The Company Entities have valid and binding leases for each such Leased Real Property, true and complete copies of such leases have been made available to Parent, and (i) the Company Entities are current with respect to payments due under such leases,
(ii) the Company Entities have complied in all material respects with their respective obligations under such leases, and (iii) to the Company's Knowledge, there are no material defaults under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such lease by any of the Company Entities or, to the Knowledge of the Company, any other party to such lease.

         (c) Except as set forth in Schedule 5.12(c), the present zoning, subdivision, building and other ordinances and regulations applicable to the Properties listed in Schedules 5.12(a) and (b) permit the continued operation, use, occupancy and enjoyment of such Properties for the conduct of the business of the Company Entities substantially in accordance with past practices, and, with respect to such Properties, the Company Entities are in material compliance with, and have received no written notices of material violations of, any applicable zoning, subdivision or building regulation, ordinance or other law, regulation, or requirement. No portion of the Properties listed in Schedules 5.12(a) or (b) or any building, structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and none of the foregoing are, or, to the Knowledge of the Company will be, the subject of, or affected by, any such proceedings.

         (d) The tangible property of the Company Entities necessary to the business and operations of the Company Entities, whether real, personal or mixed, is in good operating condition and repair, ordinary wear and tear excepted.

         5.13     Intellectual Property.

         (a) The Company Entities own or have a valid license or right to use, and upon consummation of the transactions contemplated by this Agreement will continue to own or have a valid license or right to use on the same terms and conditions as before the Closing, all of the material Intellectual Property, free and clear of all Liens and, to the Company's Knowledge, claims of infringement. All material licenses for Intellectual Property are in full force and effect, and there exists no breach or violation of or default under any of such licenses by the Company Entities or, to the Knowledge of the Company, any other party to any such licenses or any event which, with or without notice or the lapse of time or both, would create a breach or violation thereof or default thereunder by the Company Entities or, to the Knowledge of the Company, any other party to any such licenses.

         (b) The Company Entities are not currently in receipt of any written notice of any violation or infringement of, and have no Knowledge that the Intellectual Property violates or infringes, the rights of others with respect to any such matter. No proceedings have been instituted or are pending or, to the Company's Knowledge, threatened, which challenge the rights of the Company Entities with respect to the Intellectual Property. Except as set forth in
Schedule 5.13(b), the Company Entities are not obligated to pay any material recurring royalties or use fees to any Person with respect to Intellectual Property.

         5.14     Contracts and Commitments.

         (a) Schedule 5.14(a) contains a complete and accurate list of all existing contracts, agreements, commitments, instruments and obligations (whether written or oral, proposed, contingent or otherwise) of the Company Entities concerning the following matters (collectively, the "Company Agreements"):

                  (i) the lease, as lessee or lessor, or license, as licensee or licensor, of any personal property (tangible or intangible) with a value in excess of Twenty-Five Thousand Dollars ($25,000);

                  (ii) the employment or engagement of any officer, director or employee, or any consultant or agent, other than those terminable at will without any severance obligation, and any covenant not to compete or separation agreement with any current or former officer, director or employee;

                  (iii) the engagement of any medical director and any covenant not to compete or separation agreement with any current or former medical director;

                  (iv) any arrangement or agreement that provides for payments or other benefits directly or indirectly as a result of a change in control of any of the Company Entities;

                  (v) any arrangement between the Company Entities and any Affiliate of the Company Entities or any immediate family member of any such Affiliate;

                  (vi) any arrangement limiting the freedom of any Company Entity to compete, solicit customers or solicit employees in any manner in any geographic area or line of business, or requiring any Company Entity to share profits;

                  (vii) any arrangement not in the ordinary course of business under which any Company Entity has agreed to assume Liabilities of another party or indemnify or hold harmless another party in an amount in excess of Twenty-Five Thousand Dollars ($25,000);

                  (viii) any arrangement, which if terminated, would be reasonably likely to have a Company Material Adverse Effect;

                  (ix) any power of attorney, whether limited or general, granted by or to any Company Entity;

                  (x) any joint venture agreement, acute services agreement or facility management agreement;

                  (xi) the purchase or sale of any personal property (tangible or intangible) with a value in excess of One Hundred Thousand Dollars ($100,000);

                  (xii) any arrangement with customers, patients, managed care organizations, third party payors or suppliers that requires financial payments in the aggregate in excess of One Hundred Thousand Dollars ($100,000) or performance over a period of more than ninety (90) days (other than single patient agreements with managed care organizations or third party payors); and

                  (xiii) any other arrangement not in the ordinary course of business that requires performance for a period of more than ninety (90) days or that requires aggregate payments in excess of One Hundred Thousand Dollars ($100,000).

         (b) The Company has delivered or made available to Parent true and complete copies of all of the written Company Agreements. Except as indicated in
Schedule 5.14(b), the Company Agreements, assuming the proper execution, delivery and performance of the other parties thereto, are valid and binding against the Company in accordance with their terms, and there is not under any of such Company Agreements (i) any existing or claimed default by any Company Entity or event which, with the notice or lapse of time, or both, would constitute a default by any Company Entity thereunder, or (ii) to the Knowledge of the Company, any existing or claimed default by any other party thereto or event which with notice or lapse of time, or both, would constitute a default by any such party. Except as indicated in Schedule 5.14(b), the continuation, validity and effectiveness of the Company Agreements will not be affected by the Merger, and the Merger will not result in a breach of or default by the Company Entities under, or require the Consent of any other party to, any of the Company Agreements. To the Company's Knowledge, the Company has not received written notice of any actual or threatened termination, cancellation or limitation of any of the Company Agreements.

         5.15     Employment and Labor Matters.

         (a) The Company Entities are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including Laws concerning unfair labor practices within the meaning of
Section 8 of the National Labor Relations Act and the employment of non residents under the Immigration Reform and Control Act of 1986; and the Company Entities are not subject to any material fine, penalty, Liability or disability as the result of any violation of or failure to comply with any such applicable Law.

         (b) Except as disclosed in Schedule 5.15(b), the Company Entities have not, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (in each case, which remains outstanding), other than for amounts under Five Thousand Dollars ($5,000) individually, in the form of a personal loan, to or for any director, officer or employee.

         (c) Except as disclosed in Schedule 5.15(c):

                  (i) there are no material charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of the Company Entities pending or, to the Knowledge of the Company, threatened before any federal, state or local agency or court which has jurisdiction over the Company Entities;

                  (ii) to the Knowledge of the Company there are no material inquiries, investigations or monitoring of activities pending or threatened by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with the Company Entities;

                  (iii) no Company Entity is a party to any union or collective bargaining agreement, to the Knowledge of the Company, no union attempts to organize its employees have been made, and no such attempts are now, to the Knowledge of the Company, threatened; (iv) none of the Company Entities has experienced any organized slowdown, work interruption, strike or work stoppage by any of its employees;

                  (v) the Company Entities will not incur any material Liability to any employee or violate any applicable Laws respecting employment and employment practices as a result of the Merger; and

                  (vi) all persons and entities that have been treated as independent contractors by the Company Entities are properly treated as independent contractors under all applicable Laws, and none should have been treated as employees under applicable Law.

         5.16     Employee Benefit Matters.

         (a) The Company has made available to Parent prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, life insurance, medical, hospitalization, vacation, disability, dental, or vision plans, any written or unwritten incentive compensation, fringe benefit, payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation, employment agreements and consulting agreements, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to within the last six (6) years at any time by any of the Company Entities or any of their ERISA Affiliates for the benefit of employees of any of the Company Entities or retirees, their dependents or spouses, and directors, independent contractors, or other beneficiaries (collectively, the "Benefit Plans"). Any Benefit Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan," as that term is defined in
Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." Each ERISA Plan that is also a "defined benefit plan" (as defined in Code Section 414(j)) is referred to herein as a "Pension Plan."

         (b) For each Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of all (i) trust agreements or other funding arrangements for such Benefit Plan (including insurance contracts) and all amendments thereto; (ii) determination letters (including determination letters for each prior version of such Benefit Plan and each plan that has been merged into such Benefit Plan), and material rulings, opinion letters, information letters or advisory opinions issued by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation; (iii) the three (3) most recent annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plan; (iv) summary plan descriptions and any material modifications thereto; (v) copies of any filings with the IRS; (vi) all personnel, payroll and employment manuals and policies; (vii) all collective bargaining agreements to which any Company Entity is a party; and (viii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to Benefit Plans.

         (c) All Benefit Plans are in material compliance with the applicable terms of ERISA, the Code, and any other applicable Laws. Each ERISA Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS, and neither any of the Company Entities nor any ERISA Affiliate is aware of any circumstances likely to result in revocation of any such favorable determination letter. All plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to all ERISA Plans have been timely filed with the IRS or the Department of Labor, or distributed to participants, as required by law.

         (d) No Pension Plan is or has been, and neither any of the Company Entities nor any ERISA Affiliate has withdrawn from, a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as disclosed in Schedule 5.16(d), neither the Company Entities nor any ERISA Affiliate has any liability to the Pension Benefit Guaranty Corporation with respect to any Pension Plan. No Pension Plan that is subject to the minimum funding standards of Code Section 412 has an "accumulated funding deficiency" as defined in Code Section 412 and

Section 302 of ERISA, whether or not waived. No Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA or a "liquidity shortfall," as defined in Code 412, and the fair market value of the assets of any such plan exceeds the present value of all benefits (whether vested or not) accrued to date by all present and former participants in such Pension Plan determined on a plan termination basis. No lien exists or can be expected to exist under Code Section 412(n) or ERISA 302(f), and no tax has been imposed or can be expected to be imposed under Code Section 4971, with respect to any Pension Plan. Neither any of the Company Entities nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan pursuant to Code Section 401(a)(29).

         (e) Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Pension Plan, (ii) no change in the actuarial assumptions with respect to any Pension Plan, and
(iii) no increase in benefits under any Pension Plan as a result of plan amendments or changes in applicable Law that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or to materially adversely affect the funding status of any such plan.

         (f) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Section 4975(c) of the Code or Section 406 of ERISA). No Liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by any of the Company Entities or any ERISA Affiliate with respect to any ongoing, frozen, or terminated single-employer plan. There has been no "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4041, 4042, 4062 (including 4062(e)),
Section 4063, 4064 or 4069 of ERISA).

         (g) Except as disclosed in Schedule 5.16(g) or as required under
Section 601 et. seq. of ERISA or Code Section 4980B, neither any of the Company Entities nor any ERISA Affiliate maintains or has ever maintained a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation from service.

         (h) There are no restrictions on the rights of any of the Company Entities or any ERISA Affiliate to amend or terminate any Benefit Plan without incurring any Liability thereunder. No tax under Code Sections 4980B or 5000 has been incurred with respect to any Benefit Plan and no circumstances exist that could give rise to such taxes.

         (i) Except as disclosed in Schedule 5.16(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any of the Company Entities or any ERISA Affiliate from any of the Company Entities or any ERISA Affiliate under any Benefit Plan or otherwise;
(ii) increase any benefits otherwise payable under any Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Except as disclosed in Schedule 5.16(i), no payment that is owed or may become due to any stockholder, director, officer, employee or independent contractor of any of the Company Entities or an ERISA Affiliate will be non-deductible or subject to tax under Code Section 280G or 4999; and none of the Company Entities and any ERISA Affiliate be required to "gross up" or otherwise compensate such individuals because of the imposition of any excise tax upon payment to such individual. No event has occurred or circumstances exist that could reasonably be expected to result in a material increase in premium costs of any Benefit Plans that are insured, or a material increase in any benefit costs of any Benefit Plans that are self-insured.

         (j) To the Knowledge of the Company Entities and the ERISA Affiliates and except as disclosed in Schedule 5.16(j), they have performed all of their respective obligations under the Benefit Plans. The Company Entities and/or their ERISA Affiliates have made all required contributions and payments under each Benefit Plan for all periods through and including the Closing Date. Other than routine claims for benefits, no claim against or legal proceeding involving any Benefit Plan is pending or, to the Knowledge of any of the Company Entities or any ERISA Affiliate, threatened.

         (k) Except as disclosed in Schedule 5.16(k), all individuals in (or eligible to participate in) any ERISA Plan maintained or contributed to by any of the Company Entities or any ERISA Plan maintained to by any of the Company Entities or any ERISA Affiliate are common law employees of such Company Entity or ERISA Affiliate.

         5.17 Insurance Policies. All of the assets and the operations, which are material to the operations of the Company Entities and are of an insurable nature and of a character usually insured by companies of similar size and in similar businesses, are insured by the Company Entities in such amounts and against such losses, casualties or risks as is (i) usual and customary in such companies and for such material assets, operations and businesses, (ii) required by any Law applicable to the Company Entities, or (iii) required by any contract or agreement entered into by the Company Entities. Schedule 5.17 lists each such insurance policy, the holder of the insurance policy, the named insured(s) on such insurance policy, the type of coverage, the amount of coverage, the deductible or self-insurance provision and the retroactive date of such insurance policy. Correct and complete copies of such policies have been made available to Parent by the Company on or before the date of this Agreement. All such policies are in full force and effect and enforceable against the Company Entities in accordance with their terms. The Company Entities are not currently in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, except where the default of any such provision could not reasonably be expected to result in denial of coverage under such policies. The Company Entities have not applied for and been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance in connection with the ownership or use of the assets or the operation of the Company Entities. The Company Entities have provided to Parent correct and complete copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports requested by Parent in respect of any insurance maintained by the Company Entities or any predecessor of the Company Entities, including under any organized plan of self insurance.

         5.18     Environmental Matters.

         (a) Except as set forth in Schedule 5.18(a), the Company Entities and their Properties are, and since the later of the date of acquisition by any Company Entity or January 1, 1999 have been, in material compliance with Environmental Laws. Except as disclosed in Schedule 5.18(a), there is no Litigation pending or to the Knowledge of the Company, threatened before any Regulatory Authority or other forum in which the Company Entities or any of their Properties has been, or with respect to pending Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) or with Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting a site currently or formerly owned, leased, or operated by the Company Entities or any of their Properties.

         (b) Except as disclosed in Schedule 5.18(b), during the period of (i) the Company Entity's ownership or operation of any of their current Properties, or (ii) the Company Entity's participation in the management of any Property, there have been no releases, discharges, spillages, or disposals by any Company Entity of Hazardous Material in, on, under, adjacent to, or affecting such properties. Prior to the period of (i) the Company Entity's ownership or operation of any of its current properties, or (ii) the Company Entity's participation in the management of any Property, to the Knowledge of the Company, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under or affecting any such properties.

         (c) Schedule 5.18(c) contains a true, complete and accurate listing and description of each facility or location at which the Company Entities have been named as or alleged to be a responsible party or potentially responsible party under any Environmental Law in connection with the release, disposal, transportation or arrangement for the release, disposal or transportation of Hazardous Materials.

         (d) The Company Entities have obtained all permits, licenses, approvals, Consents, Orders, and authorizations which are required under any Environmental Law in connection with the ownership, use, or lease of its assets ("Environmental Permits"). Schedule 5.18(d) contains a true, complete and accurate listing and description of, and the Company Entities have delivered, or caused to be delivered or made available, to Parent true and complete copies of each Environmental Permit. Except as described in Schedule 5.18(d), the Company Entities are in compliance with each such Environmental Permit, and no Environmental Permit restricts the Company Entities from operating any equipment covered by such Environmental Permit as currently operated.

         (e) The Company has delivered, or caused to be delivered or made available, to Parent true and complete copies of each contract or agreement under which the Company Entities retained Liability for environmental matters, agreed to indemnify third parties with respect to environmental matters or is indemnified by a third party with respect to environmental matters.

         5.19     Taxes.

         (a) Each Company Entity has timely filed all Tax Returns with the appropriate Taxing authorities in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects and have been prepared in compliance with Law. The Company has delivered or made available to Parent correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against, affecting or agreed to by the Company or any of its Subsidiaries since

December 31, 1999. Except as set forth on Schedule 5.19(a), all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than Taxes not yet due and payable) on any of the assets of the Company Entities. No claim has been made by a Regulatory Authority in a jurisdiction where any of the Company Entities does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

         (b) Except as set forth on Schedule 5.19(b), there are no outstanding notices of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending actions, suits, disputes, claims, audits or examinations regarding any Taxes of any of the Company Entities or the assets of the Company Entities.

         (c) Each of the Company Entities has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

         (d) The unpaid Taxes of each Company Entity (i) did not, as of December 31, 2003, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements as of December 31, 2003 and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company Entities in filing their Tax Returns.

         (e) None of the Company Entities is a party to any Tax allocation, sharing, indemnification or similar agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

         (f) During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

         (g) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii). None of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Except as set forth on Schedule 5.19(g), the net operating losses of the Company Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the treasury regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

         (h) Except as set forth on Schedule 5.19(h), none of the Company Entities has (i) agreed to any extension of the period for assessment or collection, or (ii) executed or filed any power of attorney, which power of attorney is currently in force, in each case with respect to any Tax Return.

         5.20     Licenses, Authorizations and Provider Programs.

         (a) Except as set forth in Schedule 5.20(a)(i), the Company Entities hold all material licenses and other rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any Regulatory Authority necessary to operate the business of the Company Entities as it is presently conducted. Except as disclosed in Schedule 5.20(a)(ii), each of the Company Entities is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") (Medicare and Medicaid Programs and such other similar federal, state or local reimbursement or governmental programs for which the Company Entities are eligible are hereinafter referred to collectively as the "Government Programs") and has current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which they directly or indirectly are presently receiving payments (such non-governmental programs herein referred to as "Private Programs"). The Company has provided to Parent a correct and complete list of such licenses, accreditations, permits and other authorizations, and of provider agreements under all Government Programs. True, complete and correct copies of all surveys requested by Parent of the facilities operated by the Company Entities conducted in connection with any Government Program, Private Program or licensing or accrediting body have been made available to Parent.

         (b) Except as disclosed in Schedule 5.20(b), no material violation, default, order or deficiency exists with respect to any of the items listed in
Schedule 5.20(a). To the Knowledge of the Company, no employee, agent or contractor of any Company Entity has been excluded from or prohibited from providing services under any federal or state health care program, including but not limited to Medicare or Medicaid. At the time of hiring or engaging each medical director and nurse, and not less often than every three (3) years thereafter during the term of such Person's employment or engagement with the Company Entities, the Company Entities have conducted a reasonable search of the federal excluded person's databases and have confirmed necessary licensure and verified that no such Person has been excluded from providing services under any federal or state health care program and that such Person has acquired licenses to perform his or her duties for the Company Entities. None of the Company Entities has received any written notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed in
Schedule 5.20(a), either to revoke, limit, withdraw or suspend any license, right or authorization, or to terminate the participation of any Company Entity in any Government Program. To the Knowledge of the Company, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed in Schedule 5.20(a) or to revoke, limit, withdraw or suspend any such license, or to terminate or modify the participation of any Company Entity in any Government Program or material Private Program. Except as listed in Schedule 5.20(b), there has been no decision to terminate or not to renew any provider or third-party payor agreement of any Company Entity. Except as listed in Schedule 5.20(b), no Consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization, or Government or Private Program, by reason of the Merger, and the continued operation of the business of the Company Entities by the Surviving Corporation after Closing on a basis consistent with past practices.

         (c) Except as disclosed in Schedule 5.20(c)(i), the Company Entities have timely filed all material reports and billings required to be filed prior to the date hereof with respect to the Government and Private Programs, all fiscal intermediaries and other insurance carriers. All such reports and billings are complete and accurate in all material respects and have been prepared in material compliance with all applicable laws, regulations and principles governing reimbursement and payment claims. True and complete copies of such reports for the most recent year have been made available to Parent. Except as set forth on Schedule 5.20(c)(ii), the Company Entities have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports and billings, and no Company Entity has any Liability, which in accordance with GAAP should be reflected in the Financial Statements, under any Government Program or Private Program (known or unknown, contingent or otherwise) for any refund, overpayment, discount or adjustment, except for matters occurring in the ordinary course of business consistent with past practice. Except as set forth in Schedule 5.20(c)(iii), (i) there are no pending appeals, adjustments, challenges, audits, claims, or notices of intent to audit such prior reports or billings, and (ii) during the last two years the Company Entities have not been audited, examined or otherwise by any Government or Private Program. There are no other reports required to be filed by the Company Entities in order to be paid under any Government or Private Program for services rendered in connection with the business of the Company Entities, except for reports not yet due. Except as set forth in Schedule 5.20(c)(iv), there are no payments being withheld by any Private or Government Program pending the resolution of any survey, audit, investigation or appeal with respect to the operations or billing practices of any facility owned, operated or managed by any of the Company Entities.

         (d) Except as disclosed in Schedule 5.20(d), the Company Entities are not subject to the terms of any corporate integrity agreements, corporate integrity programs, compliance plans or similar agreements with a Regulatory Authority. The Company has provided Parent with true, correct and complete copies of its corporate compliance plan or program and all materials related to it.

         5.21 Inspections and Investigations. Except as set forth and described in Schedule 5.21, (i) neither any Company Entity's right nor to the Knowledge of the Company, the right of any licensed professional or other individual affiliated with any Company Entity to receive reimbursements pursuant to any Government Program or material Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any Regulatory Authority or other third party, (ii) neither any of the Company Entities, nor to the Knowledge of the Company, any licensed professional or other individual who provides services in connection with the operation of the facilities operated by the Company Entities has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, and no Company Entity has received any notice of deficiency during the past three (3) years that has not been corrected in the ordinary course of business, (iii) there are no outstanding deficiencies or work orders of any governmental authority having jurisdiction over the Company Entities, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over the Company Entities to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. The Company has made available to the Parent true, correct and complete copies of all requested reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 5.21.

         5.22 Certain Relationships. Except as set forth in Schedule 5.22, none of the Company Entities has:

         (a) Offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind ("Remuneration") to or from any physician who is a direct or indirect referral source, family member of any such physician, or an entity in which any such physician or family member of such physician has an ownership or investment interest, including, but not limited to:

                  (i) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

                  (ii) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

                  (iii) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest.

         (b) Offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider providing goods or services to or on behalf of the Company Entities (excluding the physicians referenced above in Section 5.22(a)), pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

                  (i) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to any of the Company Entities; or

                  (ii) discounts, rebates, or other reductions in price on a good or service received by any of the Company Entities.

         (c) Offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

         (d) Entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or, to the Knowledge of the Company, family member of a physician, or an entity in which a physician or, to the Knowledge of the Company, a family member of a physician has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to any of the Company Entities;

         (e) Entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for any of the Company Entities; or

         (f) Entered into any agreement providing for the referral of any patient for the provision of goods or services by any of the Company Entities, or payments by any of the Company Entities as a result of any referrals of patients to any of the Company Entities.

         5.23 Stark; Fraud and Abuse; False Claims; HIPAA. Neither any of the Company Entities nor, to the Knowledge of the Company, any of their respective predecessors in respect of any dialysis or other business to which a Company Entity succeeded nor, to the Knowledge of the Company, any person or entity providing professional services to or on behalf of the Company Entities has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any federal or state health care program, including Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any federal or state health care program including Medicare or Medicaid. Neither any of the Company Entities nor, to the Knowledge of the Company, any of their respective predecessors in respect of any dialysis or other business to which a Company Entity succeeded has engaged in activities which are prohibited under the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 or any regulations promulgated under such Act (collectively, "HIPAA"), and the Company Entities are in compliance with HIPAA, including the HIPAA privacy and transaction standards regulations, and applicable state privacy laws and regulations.

         5.24 Rates and Reimbursement Policies. The Company Entities do not have a rate appeal currently pending before any Regulatory Authority or any administrator of any Private Program other than rate appeals which are in the ordinary course of business and consistent with prior rate appeals involving the Company Entities.

         5.25 Controlled Substances. Neither any of the Company Entities nor any of their officers, directors or employees, nor, to the Knowledge of the Company, any person who provides professional services to or on behalf of any of the Company Entities has, in connection with their activities directly or indirectly related to the business of the Company Entities, engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. section 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

         5.26     Accounts Receivable; Inventories.

         (a) The accounts receivable reflected in the Financial Statements, and all accounts receivable arising since the date of the most recent balance sheet contained therein, arose from bona fide transactions and, except as set forth on
Schedule 5.26(a), arose in the ordinary course of business.

         (b) All items of inventory of the Company Entities will, at the Closing, consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the dialysis industry. Except as set forth in Schedule 5.26(b), since the date of the most recent balance sheet contained in the Financial Statements, no inventory has been sold or disposed of, except through use or sale in the ordinary course of business.

         5.27 Absence of Certain Practices. Except as disclosed in Schedule 5.27, neither any of the Company Entities nor, to the Knowledge of the Company, any of their officers, directors, employees or agents, nor, to the Knowledge of the Company, any other Person or entity acting on behalf of the Company Entities, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company Entities have done business, or (ii) directly or indirectly given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the operation of the Company Entities (or assist the Company Entities in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company Entities to any material damage or penalty in any civil, criminal or governmental Litigation. Neither any of the Company Entities nor, to the Knowledge of the Company, any of their officers, directors, employees or agents have used any Company Entity's funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from any Company Entity's funds or been reimbursed from any Company Entity's funds for any such payment, or has Knowledge that any other person associated with or acting on behalf of any of the Company Entities has engaged in any such activities.

         5.28     Subsidiaries and Investments.

         (a) Except as set forth on Schedule 5.28(a), the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any Person. Each Company Subsidiary is a corporation or other legal entity (as indicated on Schedule 5.28(a)) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized with the requisite power and authority to carry on its business as it has and is now being conducted and to own and lease the properties and assets which it now owns or leases. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction listed on Schedule 5.28(a) hereto, which includes every jurisdiction in which a failure to be so qualified or in good standing would be reasonably likely to have a Company Material Adverse Effect.

         (b) The authorized capital stock and equity interests and outstanding capital stock and equity interests of each Company Subsidiary are set forth in
Schedule 5.28(b). Except as set forth on Schedule 5.28(b), all of the issued and outstanding shares of capital stock or equity interests of each Company Subsidiary have been duly authorized, are validly issued, fully paid, and nonassessable, and the shares owned by each Company Entity are owned of record and beneficially free and clear of all Liens, and are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal. Except as set forth in Schedule 5.28(b), there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Company Subsidiary is a party or which is binding upon any such entity providing for the issuance, disposition or acquisition of any of the capital stock of such entity. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. Except as described on
Schedule 5.28(b), there are no voting trusts, proxies or any other agreements or understandings binding on any Company Entity with respect to the voting of the capital stock of any Company Subsidiary, and no such entity is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Except as set forth on Schedule 5.28(b), there are no outstanding rights to demand registration of securities of any Company Subsidiary or to sell securities of any such entity in connection with a registration by such entity under the Securities Act.

         5.29 No Brokers. Except as set forth in Schedule 5.29, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from any of the Company Entities or any of their Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby.

         5.30 Solvency. Each of the Company Entities: is able to pay its debts generally as they become due and is solvent, (ii) does not intend to incur debts prior to the Effective Time that will be beyond its ability to pay as such debts mature, and (iii) is not subject to any case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction relating to such Company Entity.

         5.31 Affiliate and Owner Transactions. Except as set forth on Schedules 5.22 or 5.31, no Owner (if such Owner is an employee of any Company Entity) or Affiliate is a party to any contract, loan or other transaction with any Company Entity that requires payments to or from the Company Entities and, to the Knowledge of the Company, no Owner (if such Owner is an employee of any Company Entity) or Affiliate has any direct or indirect interest in or affiliation with any party to any such a contract, loan or other transaction; provided that with respect to Owners or Affiliates who are not physicians this
Section 5.31 shall only apply to contracts, loans or other transactions that require payments in excess of Sixty Thousand Dollars ($60,000).

         5.32 Offering Memorandum. The Company has delivered to Parent the final Offering Memorandum prepared by the Company in connection with the issuance of the Senior Subordinated Notes (the "Offering Memorandum"). As of October 22, 2003, the Offering Memorandum complied in all material respects with the applicable requirements of all state and federal securities Laws and other applicable Laws, and (ii) did not, as of October 22, 2003 contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Offering Memorandum or necessary in order to make the statements in such Offering Memorandum, in light of the circumstances under which they were made, not misleading.

         5.33 St. Barnabas Acquisition Payment. As of the date hereof, the remaining balance of the St. Barnabas Acquisition Payment owed by the Company Entities is Eight Million Four Hundred Ninety-Four Thousand Eight Hundred Forty Dollars ($8,494,840).

         5.34     Charter Provisions and Securityholders Agreement.

         (a) The Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any preemptive or similar rights to any Person under the certificate of incorporation or bylaws of the Company or restrict or impair the ability of Parent or Merger Corp. to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

         (b) The Company has provided to Parent a true, correct and complete copy of the Securityholders Agreement, dated as of December 23, 1998, between the Company, J.W. Childs Equity Partners II, L.P. and certain of the Stockholders of the Company (the "Securityholders Agreement"). The Company hereby represents and warrants that holders of 90% of the Company Capital Stock have executed the Securityholders Agreement. The Company further represents and warrants that the provisions set forth in Section 5.2 of the Securityholders Agreement are enforceable against those Stockholders who are parties to the Securityholders Agreement, except to the extent enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect relating to creditor's rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         5.35 Termination of Equity Rights. Prior to the date hereof, the Company, the Option Holders, the Preferred Warrant holders and the Common Stock Warrant holders, as applicable, have taken all required action, if any, including, without limitation, obtaining all necessary consents and adopting all necessary resolutions, to (i) terminate the Stock Option Plans as of the Effective Time, and to delete provisions in any other Company sponsored plan providing for the issuance, transfer or grant of any capital stock of Parent or the Company Entities or any of their respective subsidiaries or any interest in respect of any capital stock of Parent or the Company Entities or any of their respective subsidiaries (including any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units) as of the Effective Time, (ii) to cause any Options that are unvested as of the Effective Time to terminate as of the Effective Time and to cause each of the vested Options to be canceled at the Effective Time and converted into the right to receive the payments provided for in Section 3.2(g) hereof, and (iii) to cause each Preferred Warrant and Common Stock Warrant to be treated in the manner contemplated by Sections 3.2 hereof upon consummation of the Merger.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE OWNERS

         Each Owner, severally and not jointly, represents and warrants the following to Parent and Merger Corp.:

         6.1 Ownership Interest Held and Conveyed. Owner is the owner of all right, title and interest (legal, record and beneficial) in and to the Company Equity Securities as set forth on Schedule 6.1, and, except as may be set forth on the counterpart signature page hereof signed by an Owner, free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by (i) securities laws, (ii) the Securityholders Agreement, (iii) any agreements evidencing Options, Common Stock Warrants or Preferred Warrants), and Owner holds no other equity interest in the Company. Except as provided in Schedule 6.1 (or as disclosed in a schedule attached to Owner's signature page to this Agreement) or as specifically contemplated by this Agreement, no Person other than the Company has any right or privilege (whether preemptive or contractual) to purchase any Company Equity Securities from Owner. Schedule 6.1 (and any schedule attached to Owner's signature page to this Agreement) contains a complete list of all agreements or arrangements, whether written or oral, to which Owner is a party that relate in any way to the Company Capital Stock.

         6.2 Organization, Authority and Capacity. Owner has the full authority and legal capacity necessary to execute, deliver and perform its, his or her obligations under this Agreement and the other Transaction Documents to be executed and delivered by Owner.

         6.3 Authorization and Validity. This Agreement and the other Transaction Documents to be executed and delivered by Owner have been or will be, as the case may be, duly executed and delivered by Owner and constitute or will constitute the legal, valid and binding obligations of Owner, enforceable in accordance with their respective terms, except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). If Owner is married and Owner's interest in the Company constitutes community property, this Agreement and the other Transaction Documents to be executed and delivered by Owner's spouse have been or will be, as the case may be, duly executed and delivered by Owner's spouse and constitute or will constitute the legal, valid and binding obligations of Owner's spouse, enforceable in accordance with their respective terms, except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 6.4 (or as disclosed in a schedule attached to Owner's signature page to this Agreement), as otherwise disclosed herein, and for the requirements of the HSR Act, the execution, delivery and performance by Owner of this Agreement and the other Transaction Documents to be executed and delivered by Owner (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or governmental instrumentality to which Owner is subject or by which Owner is bound; (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Owner is a party or by which Owner is bound; and (iv) will not create any encumbrance or restriction upon any of Owner's Company Equity Securities.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to the Company and Owners as follows:

         7.1 Organization, Authority and Capacity of Parent. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority necessary to (i) execute and deliver the Transaction Documents to which Parent is a party and to perform its obligations thereunder, and (ii) own and operate its properties and carry on its business as now conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would be reasonably likely to have a Parent Material Adverse Effect.

         7.2 Authorization of Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent is a party have been duly and validly authorized by all requisite corporate action on the part of Parent, and no other corporate actions or proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement has been duly executed and delivered and constitutes, and each of the other Transaction Documents to which Parent is a party shall when executed constitute, the legal, valid and binding obligations of Parent, enforceable in accordance with their respective terms, except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         7.3 Absence of Conflicts. The execution, delivery and performance by Parent of the Transaction Documents to be executed and delivered by it: (i) will not conflict with any provision of Parent's Certificate of Incorporation or Bylaws; (ii) except for the filing requirements under the HSR Act, do not require the Consent of or notice to any Regulatory Authority or any other third party; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Parent is a party or by which Parent or any of its properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Parent is a party or by which any of Parent's properties are bound.

         7.4 Litigation. There are no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations or proceedings (whether federal, state, local or foreign) pending, or, to the Knowledge of the Parent, threatened against Parent, Merger Corp., or their respective properties, assets or business, which could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         7.5 Authority of Merger Corp. Merger Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized capital stock of Merger Corp. consists of one hundred
(100) shares of common stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any Lien. Merger Corp. has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp. This Agreement represents a legal, valid and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Corp., will vote the shares of Merger Corp. common stock in favor of approval of this Agreement.

         7.6 No Brokers. Except as set forth in Schedule 7.6, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Parent, Merger Corp. or any of their Affiliates in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1      No Solicitation or Negotiation.

         (a) The Company and each Owner severally and not jointly agrees that neither it nor any of its Affiliates nor any of its officers or directors or those of its Affiliates shall, and that it shall cause its and its Affiliates' employees, agents and Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, consider, facilitate or induce any inquiry with respect to, the making, submission or announcement of, any Acquisition Proposal (as defined in Section 8.1(c)); (ii) participate in any discussions or negotiations regarding, make any other communications regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to inform them as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company Entity and each Owner and their respective Affiliates and their respective officers, directors, employees, agents and Representatives shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal.

         (b) If the Company, any Owner, or any of their respective Affiliates or any of their respective officers or directors, employees, agents or Representatives receives any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, then the Company or such Owners, as the case may be, shall, promptly after its receipt, provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group making such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company and each Owner shall not, and shall cause their respective Affiliates not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality agreement to which the Company, or any Owner, or any of their respective Affiliates is a party and which related to an Acquisition Proposal.

         (c) For purposes of this Agreement, the term "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal, relating to any transaction or series of related transactions involving: (i) any acquisition, merger, consolidation, business combination or similar transaction involving any Company Entity, (ii) the issuance or sale by any Company Entity or the acquisition by any Person of any securities or similar rights of any Company Entity, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than ten percent (10%) of the assets of any Company Entity, or (iv) any liquidation, recapitalization, spin-off or dissolution of any Company Entity.

         8.2 Audit. As promptly as practical, the Company shall deliver to Parent audited consolidated balance sheets of the Company as of December 31, 2003 and the related consolidated statements of income, stockholders' equity and statements of cash flows of the Company for the three-year period ended December 31, 2003. All audited financial statements delivered pursuant to this Section
8.2 will be audited by and contain the unqualified report of KPMG LLP. All financial statements delivered pursuant to this Section 8.2 will be prepared in accordance with GAAP and will satisfy the financial statement requirements of Regulation S-X and otherwise the requirements of Forms 10-K and 10-Q, as applicable, for purposes of inclusion in documents to be filed by Parent with the SEC.

         8.3      Antitrust Notification; Consents of Regulatory Authorities.
To the extent required by the HSR Act, each of the Parent and the Company shall, within five (5) business days of the date hereof, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and shall comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each party shall use its reasonable best efforts to avoid the filing of, or to resist or resolve, such Litigation. Each party shall use its reasonable best efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or
(ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. For purposes of this Article 8.3, reasonable best efforts shall not include the willingness of Parent or Merger Corp. to take an action that would result in a Company Material Adverse Effect assuming that in the event of a divestiture, or the holding separate of any assets of Parent or its Subsidiaries, the Company Entities own any assets being divested or held separate. Parent and Merger Corp. shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

         (b) Parent and the Company shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Parent and the Company agree that they shall consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement, and each of them shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated by this Agreement. Each party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is a condition to consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that such Consent shall not be obtained or that the receipt of any such Consent will be materially delayed.

         8.4      Agreement as to Efforts to Consummate.

         (a) Subject to the terms and conditions of this Agreement, each of Parent, the Company and the Owners agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 10; provided, that nothing herein shall preclude any party from exercising its rights under this Agreement.

         (b) If requested by Parent, the Company agrees to cooperate reasonably with Parent or Merger Corp. in connection with the arrangement of, and the negotiation of agreements with respect to, the financing of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither the Company, nor any of its Affiliates, officers, directors, representatives, employees or agents shall be required to incur any liability or obligation in connection therewith. Further, Parent agrees and acknowledges that, should the Closing fail to occur, Parent shall promptly reimburse the Company for any costs and/or expenses any Company Entity may have incurred in connection with the cooperation contemplated in this Section 8.4(b). As part of the Company's obligations under this Section 8.4(b), the Company agrees to take all required action to ensure that the Company is qualified to do business and is in good standing in the State of Tennessee. Further, the Company agrees to provide reasonable assistance to Parent in obtaining certificates of good standing or foreign qualification certificates, if applicable, for each Company Entity from the Secretary of State of each state where it is qualified to transact business.

         (c) From and after the date hereof, the Company shall reasonably cooperate with and assist Parent with developing and executing an appropriate transition and communications plan in order to assure an orderly transition following Closing, including, but not limited to, using reasonable efforts to provide reasonable access to: (i) officers, employees, medical directors, consultants, attorneys, accountants, members of joint ventures (or their representatives), managed company owners, vendors and independent contractors of the Company Entities; (ii) offices, dialysis centers, laboratories and other facilities owned or operated by the Company Entities; and (iii) books, records, reports, and files of the Company Entities. From and after the date hereof, the parties shall cooperate in good faith to develop and implement a mutually acceptable communications plan for notifying certain parties associated with the Company Entities including, without limitation, employees, patients, medical directors, independent contractors, vendors, members of joint ventures, managed company owners, customers and applicable governmental agencies about the transactions contemplated by this Agreement. From and after the date hereof, the parties shall also use their reasonable best efforts to assist the other parties hereto with completing and filing all notices, applications and reports required to be filed with any applicable Regulatory Authority as a result of the Merger.

         (d) The Company agrees to use its reasonable best efforts to cause each Stockholder to become an Owner by executing a counterpart signature page to this Agreement on or before the Effective Time.

         8.5 Confidentiality; Public Announcements. The parties hereby affirm and ratify the terms of that certain confidentiality agreement, dated December 3, 2003, among them concerning confidentiality, public announcements and related matters, which agreement remains valid and binding among the parties notwithstanding Section 14.8 hereof. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form mutually agreed to by the parties.

         8.6 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Company and the Merger Corp. shall execute and file a Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

         8.7 Notification of Changes. Each of the parties shall promptly notify the other parties hereto orally and in writing to the extent he, she or it has Knowledge of (i) any representation or warranty made by him, her or it in this Agreement becoming untrue or inaccurate, (ii) the failure by him, her or it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by him, her or it under this Agreement, and (iii) any change or event having, or that could reasonably and foreseeably be expected to have, a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth herein to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

         8.8 Notice of Appraisal Rights and Stockholder Action by Written Consent in Lieu of Meeting. Subject to the Company's ability to obtain the prior approval of Parent, within three (3) business days after the date of this Agreement, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws, the Company shall prepare and mail a notice (the "Stockholder Notice") to every Stockholder of the Company that did not execute the written consent dated as of the date hereof in which the Stockholders of the Company adopted and approved this Agreement, the Merger and the other transactions contemplated hereby (the "Stockholder Consent"). The Stockholder Notice shall (i) provide the Stockholders to whom it is sent with notice of the actions taken in the Stockholder Consent, including the approval of the Merger, and (ii) notify such Stockholders of their dissent and appraisal rights pursuant to

Section 262 of the DGCL. The Stockholder Notice will include therewith a copy of
Section 262 of the DGCL and be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholders Company Capital Stock as contemplated by 262(d)(2) of the DGCL. Prior to mailing the Stockholder Notice, Parent will have the right to review and approve the Stockholder Notice.

         8.9      Directors and Officers Indemnification.

         (a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities, and the heirs, executors and administrators of such persons (each a "Company Indemnified Party") in respect of acts or omissions occurring on or prior to the Effective Time or arising out of or pertaining to any Person having been an officer, director, employee or agent of any Company Entity (or any other Person at the request of a Company Entity) or pertaining to the transactions contemplated by this Agreement to the full extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof (including the payment of expenses in advance of the disposition of any action with respect to such matters as provided therein). Parent and Surviving Corporation shall not amend the certificate of incorporation or bylaws of the Surviving Corporation to amend the indemnification or exculpation provisions therein in a manner inconsistent with this Section or otherwise adverse to the Company Indemnified Parties for the six-year period referred to above.

         (b) For six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof and from an insurer or insurers having claims paying ratings no lower than the Company's current insurer. The Company acknowledges and agrees that Parent may satisfy the requirements of this Section 8.9(b) by securing an endorsement of the Company's officers' and directors' liability policy in effect on the date hereof, which endorsement provides coverage for a period of at least six (6) years following the Effective Time. Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to make annual premium payments for the officers and directors liability insurance required by this Section 8.9(b) to the extent such annual premiums exceed 150% of the annual premiums paid as of the date of this Agreement by the Company (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such successors and assigns assume the obligations set forth in this
Section 8.9.

         (d) The provisions of this Section 8.9 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         8.10 Alabama Dialysis Services . Prior to the Effective Time, the Company shall have satisfied in full its obligations set forth in Section 9.2 of that certain Asset Purchase Agreement, dated May 1, 1999, between NNA of Alabama, Inc. and Alabama Dialysis Services to contribute shares of the Company's Series A Preferred to a plan maintained for the benefit of former employees of Alabama Dialysis Services. To the extent such obligations are not satisfied in full as of the Effective Time, then for purposes of this Agreement an additional 85,000 shares of the Company Series A Preferred shall be deemed outstanding as of the Effective Time and that portion of the Aggregate Merger Consideration attributable to such 85,000 shares shall be withheld by Parent and used following the Closing Date to satisfy the obligations referenced in the first sentence of this Section 8.10.

                                    ARTICLE 9
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

         9.1 Access to Information. At all times prior to Closing, the Company will afford the officers and authorized representatives of Parent reasonable access during regular business hours and upon reasonable notice to all of the properties, books and records of the Company Entities and will furnish such parties with such additional financial, operating and other information as to the Company Entities as such parties may from time to time reasonably request. Parent shall also be allowed reasonable access, during regular business hours and upon reasonable notice, to consult with the officers, employees, medical directors, accountants, members of joint ventures (or their representatives), counsel and agents of the Company Entities in connection with its ongoing review of the Company Entities.

         9.2 Affirmative Covenants of the Company. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, the Company and Owners shall to the extent any of the following relates to or in any way may adversely affect the Merger or the Company Entities taken as a whole:

         (a) operate the Company Entities only in the usual, regular, and ordinary course of business, consistent with past practices and use reasonable efforts consistent with past practices to preserve intact their business organization, licenses, permits, Government Programs, Private Programs, relationships with medical directors and relationships with patients;

         (b) use reasonable efforts to keep available the services of their employees, medical directors, independent contractors, agents and consultants on terms and conditions not materially less favorable than those existing prior to the date hereof;

         (c) keep and maintain their material tangible assets in their present condition, repair and working order, except for normal depreciation and wear and tear (compliance with Section 9.3(e) shall not be deemed to be a breach of this Section 9.2(c));

         (d) pay their accounts payable in accordance with past practices and collect accounts receivable in accordance with past practice, but not less than in accordance with prudent business practices;

         (e) upon Parent's reasonable request, confer with one or more designated representatives of Parent to report material operational matters and to report the general status of ongoing operations;

         (f) make available to Parent true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable and inventory control reports) and available budgets or financial statements;

         (g) cause all Tax Returns that are due and have not been filed prior to the date hereof or which become due prior to the Closing Date, to be prepared and filed on or before the date such Tax Return is required to be filed (taking into account any extensions of the filing deadlines granted); provided, however, that any such federal or state income Tax Return shall not be filed without a reasonable opportunity for prior review and comment by Parent, and all such Tax Returns shall be prepared in accordance with past practice and custom;

         (h) perform in all material respects all obligations under agreements relating to or affecting its assets or rights, except for the failure of performance that would not have a Company Material Adverse Effect;

         (i) keep in full force and effect present insurance policies or other comparable insurance coverage (including self insurance retentions); and

         (j) notify Parent promptly, but in all cases within three (3) business days after the Company gains Knowledge, of (i) any event or circumstance which is reasonably likely to have a Company Material Adverse Effect; (ii) any change in the normal course of business or in the operation of the assets of the Company Entities taken as a whole, (iii) the resignation or written notice of resignation of any medical director, the termination or any joint venture, or the resignation or written notice of resignation, of any member of any joint venture, or (iv) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or any adjudicatory proceedings.

         9.3 Negative Covenants of the Company. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company and the Owners will not, other than as contemplated hereby or as disclosed in Schedule 9.3, do any of the following without the prior written consent of Parent, to the extent any of the following relates to the Company Entities or in any way may adversely affect the Merger:

         (a) take any action that would (i) adversely affect the ability of any party to the Transaction Documents to obtain any Consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Transaction Documents;

         (b) amend any of its organizational or governing documents, except for the purpose of accomplishing the transactions contemplated by this Agreement or the Transaction Documents;

         (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than distributions to joint ventures or otherwise in the ordinary course of business, consistent with past practice and in accordance with the ownership interests of each party);

         (d) impose, or suffer the imposition, on any material asset of the Company Entities of any Lien or permit any such Lien to exist, other than Liens existing on the date hereof;

         (e) purchase or acquire any assets or properties related to the Company Entities, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business consistent with past practices;

         (f) grant any increase in compensation or benefits to any employee or medical director, except in accordance with past practice or otherwise required to be made pursuant to existing contractual obligations; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed in Schedule 9.3; enter into or amend any change in control agreements or severance agreements with any employee or medical director;

         (g) enter into or amend any employment contract between any Company Entity and any employee (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than compensation for services already rendered), at any time on or after the Closing Date;

         (h) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

         (i) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

         (j) commence any Litigation other than in accordance with past practice or settle any other Litigation involving any Liability of any Company Entity for material money damages or containing restrictions upon the operations of any Company Entity;

         (k) enter into, modify, amend or terminate any medical director agreement, joint venture agreement or material vendor agreement, or waive, release, compromise or assign any material rights or claims;

         (l) enter into any commitment or agreement that contains capitation or bundling provisions other than in the ordinary course of business and consistent with past practice;

         (m) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed One Hundred Thousand Dollars ($100,000) in the aggregate, make or commit to make any unbudgeted capital expenditure or enter into any lease of capital equipment as lessee or lessor;

         (n) issue, sell or grant any Company Equity Securities, including, without limitation, any Company Equity Securities that provide voting rights to the holder thereof, other than the issuance of Company Capital Stock upon exercise of and in accordance with the terms of Options, Preferred Warrants or Common Stock Warrants issued and outstanding on the date hereof;

         (n) incur any indebtedness for borrowed money, except for ordinary course indebtedness under the Company's existing credit facility, or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company Entities;

         (o) make any loan to any person or increase the aggregate amount of any loan currently outstanding to any person, except for loans made by a Company Entity to a joint venture in which a Company Entity owns an equity interest and which is consistent with past practice; or

         (p) take any action, or omit to take any commercially reasonable action, that would cause any of the representations and warranties contained in
Article 5 to be untrue or incorrect.

                                   ARTICLE 10
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         10.1 Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Corp. and the Company to perform this Agreement and consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Parent, Merger Corp and the Company pursuant to Section 14.4:

         (a) Regulatory Approvals. The applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated. All other Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except where the failure to obtain or make any such Consent, filing, registration or notification would not be reasonably expected to result in a Company Material Adverse Effect. No Consent obtained from any Regulatory Authority required by the preceding sentence shall be conditioned or restricted in a manner that could reasonably result in a Company Material Adverse Effect if the Merger were consummated notwithstanding such conditions or restrictions.

         (b) Consents and Approvals. The Company shall have obtained the Consents listed in Schedule 10.1(b). No Consent so obtained that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner that could reasonably result in a Company Material Adverse Effect if the Merger were consummated notwithstanding such conditions or restrictions.

         (c) Legal Proceedings. No court or legislative or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and no such Law, Order or action shall be pending or overtly threatened.

         10.2 Conditions to Obligations of Parent and Merger Corp. The obligations of Parent and Merger Corp. to perform this Agreement and consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Parent and Merger Corp. pursuant to Section 14.4:

         (a) Representations and Warranties of the Company. The representations and warranties of the Company (i) contained in Sections 5.1, 5.2, 5.5 and 5.28 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date, and (ii) contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, as if made on the Closing Date, except for breaches of representations and warranties (either as of the date hereof or as of the Closing Date) that would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, that for each of (i) and (ii) above,
(x) for purposes of determining an individual breach of a representation or warranty, if any such representation or warranty is qualified in any respect by the words "material," "significant," or "Company Material Adverse Effect," or words of similar effect, such qualifications shall be ignored and (y) any representation or warranty which is confined to a specific date shall speak only as of such date.

         (b) Representations and Warranties of the Owners. The representations and warranties of each Owner (i) contained in Sections 6.1, 6.2 and 6.3 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date, and (ii) contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, as if made on the Closing Date, except for breaches of representations and warranties (either as of the date hereof or as of the Closing Date) that would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, that for each of (i) and (ii) above, (x) for purposes of determining an individual breach of a representation or warranty, if any such representation or warranty is qualified in any respect by the words "material," "significant" or "Company Material Adverse Effect," or words of similar effect, such qualifications shall be ignored and (y) any representation or warranty which is confined to a specific date shall speak only as of such date.

         (c) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company and the Owners to be performed and complied with by them pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

         (d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since October 22, 2003.

         (e) Certificates. The Company shall have duly executed and delivered to Parent and Merger Corp. (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.2(a), 10.2(c) and 10.2(d) have been satisfied, (ii) corporate secretary's certificates certifying copies of resolutions or written consents duly adopted by the Company's board of directors and Stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, (iii) certificates of incumbency, certifying the incumbency and authority of the officers who execute this Agreement and the Transaction Documents on behalf of the Company, which certificates will be attested by the Company's corporate secretary or assistant secretary, all in such reasonable detail as Parent and its counsel shall request, and (iv) a certificate, dated as of the Closing Date and signed by the Owners' Representative to the effect that, to the Owner's Representatives' Knowledge, the conditions in Section 10.2(b) have been satisfied, and (v) certificates of good standing from the Secretary of State of those states of incorporation of Company Entities that accounted for at least ninety-percent (90%) of the EBITDA (as defined on Exhibit 10.2(g) hereto) of the Company Entities for the twelve-month period ended December 31, 2003.

         (f) Delivery of Documents at Closing. Delivery of the Escrow Agreement in the form attached as Exhibit 4.1.

         (g) Additional Financial Statements. The Company shall have obtained and delivered the audited financial statements required by Section 8.2 hereof prior to the Closing Date, which financial statements shall indicate that the Company has satisfied the financial measures set forth on Exhibit 10.2(g) hereto.

         (h) Legal Opinions. Parent shall have received a legal opinion of Kaye Scholer LLP, counsel to the Company, in substantially the form of Exhibit 10.2(h)(i) and Baker Donelson Bearman Caldwell & Berkowitz, P.C., counsel to the Company, in substantially the form of Exhibit 10.2(h)(ii).

         (i) Execution by Stockholders. Stockholders owning at least eighty percent (80%) of all Company Capital Stock shall have executed and delivered a counterpart signature page to this Agreement whereby they agree to be bound by this Agreement as "Owners."

         10.3 Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 14.4:

         (a) Representations and Warranties. The representations and warranties of Parent (i) contained in Sections 7.1 and 7.2 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date, and (ii) contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, as if made on the Closing Date, except for breaches of representations and warranties (either as of the date hereof or as of the Closing Date) that would not, individually or in the aggregate, have a Parent Material Adverse Effect; provided, that for each of (i) and (ii) above, (x) for purposes of determining an individual breach of a representation or warranty, if any such representation or warranty is qualified in any respect by the words "material," "significant" or "Parent Material Adverse Effect," or words of similar effect, such qualifications shall be ignored and (y) any representation or warranty which is confined to a specific date shall speak only as of such date.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and Merger Corp. to be performed and complied with by them pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

         (c) Certificates. Parent and Merger Corp. shall have delivered to the Company (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.3(a) and 10.3(b) have been satisfied, (ii) a corporate secretary's certificate certifying resolutions duly adopted by the boards of directors of each of Parent and Merger Corp. evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (iii) good standing certificates for Parent and Merger Corp. from the Secretary of State of the State of Delaware, and (iv) a certificate of incumbency, certifying the incumbency and authority of the officers who execute this Agreement and the Transaction Documents on behalf of Parent and Merger Corp., which certificate will be attested by Parent's and Merger Corp.'s corporate secretary, all in such reasonable detail as the Company and their counsel shall request.

         (d) Delivery of Documents at Closing. The Escrow Agreement in the form attached as Exhibit 4.1, duly executed by authorized officers of Parent and Merger Corp. shall have been delivered to the Company.

                                   ARTICLE 11
                                   TERMINATION

         11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Closing Date:

         (a) By mutual written consent duly authorized by the Boards of Directors of the Company and Parent; or

         (b) By either the Company or Parent in the event that the Merger shall not have been consummated by March 31, 2004 (which date shall be extended to May 31, 2004, if the Merger shall not have been consummated as a result of the failure to satisfy the conditions set forth in Section 10.1(a), the "End Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 11.1(b);

         (c) By either the Company or Parent in the event (i) any Consent of any Regulatory Authority required by Section 10.1(a) hereto shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; or

         (d) By Parent if on the date of this Agreement the Company fails to deliver to Parent a written consent of the stockholders of the Company evidencing the receipt of the Requisite Vote, which consent must be attached to a certificate of the Secretary of the Company certifying that the Requisite Vote is attached and has been obtained in compliance with the Company's Certificate of Incorporation, Bylaws, the Securityholders Agreement and the DGCL.

         11.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.5,
11.2 and Article 14, shall survive any such termination and abandonment, and
(ii) no such termination shall relieve the breaching party from Liability resulting from any breach by that party of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

                                   ARTICLE 12
                                 INDEMNIFICATION

         12.1 Indemnification by Owners. From and after the Closing, subject to Sections 12.4 through 12.6, each Owner shall, severally and not jointly, indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents or Affiliates (the "Parent Indemnified Parties"), from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including the recovery of punitive damages paid by Parent Indemnified Parties to a third party, but excluding all other claims for punitive damages), liabilities, costs and expenses, including but not limited to reasonable attorney's fees ("Losses"), suffered or incurred by any such party by reason of or arising out of any of the following:

         (a) the breach of any representation or warranty contained in Article 6 hereof by such Owner or in any document or instrument delivered by such Owner in his or her individual capacity in connection with this Agreement or the other Transaction Documents, or the failure of any such representation or warranty to be true and correct when made or deemed made; and

         (b) the breach or non-fulfillment of any covenant or agreement of such Owner contained in this Agreement or in any document or instrument delivered by such Owner in his or her individual capacity in connection with this Agreement or the other Transaction Documents.

         12.2 Indemnification by Stockholders. From and after the Closing, subject to Sections 12.4 through 12.6, the Stockholders shall, severally and not jointly, indemnify and hold harmless the Parent Indemnified Parties, from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following:

         (a) the breach by the Company of any representation or warranty contained herein or in any document or instrument delivered by the Company in connection with this Agreement or the other Transaction Documents, or the failure of any such representation or warranty to be true and correct when made or deemed made;

         (b) the breach or non-fulfillment of any covenant or agreement of the Company contained in this Agreement or in any document or instrument delivered by the Company in connection with this Agreement or the other Transaction Documents;

         (c) any claim or demand by any Person (other than a Stockholder to the extent of his, her or its Stockholder Ownership Percentage) asserting any equity interest in the Company; provided that with respect to the matter set forth on
Schedule 5.9 hereto involving Steven Phillips (AAA Arbitration No. 11-160-00591-2) the indemnification set forth in this Section 12.(c) shall be limited to Losses that are specifically attributed to claims for equity interests in the Company as evidenced by the findings of fact or conclusions of law of a court of competent jurisdiction or arbitrator;

         (d) the matter disclosed on Schedule 12.2(d), regardless of whether such matter (i) represents a failure of any representation or warranty contained in any Transaction Document to be true and correct when made or deemed made or
(ii) represents a breach of any warranty, covenant or agreement of the Company or any Owner contained in any Transaction Documents or (iii) was disclosed to Parent in any Transaction Document or otherwise; or

         (e) the matter disclosed on Schedule 12.2(e), regardless of whether such matter (i) represents a failure of any representation or warranty contained in any Transaction Document to be true and correct when made or deemed made or
(ii) represents a breach of any warranty, covenant or agreement of the Company or any Owner contained in any Transaction Documents or (iii) was disclosed to Parent in any Transaction Document or otherwise.

         12.3 Parent Indemnity. From and after the Closing, subject to Sections 12.4 through 12.6, the Parent and Merger Corp. shall, jointly and severally, indemnify and hold harmless the Stockholders, from and against any and all Losses suffered or incurred by any Stockholder by reason of or arising out of any of the following:

         (a) the breach by Parent or Merger Corp. of any representation or warranty contained herein or in any document or instrument delivered by Parent or Merger Corp. in connection with this Agreement or the other Transaction Documents, or the failure of any such representation or warranty to be true and correct when made or deemed made; or

         (b) the breach or non-fulfillment of any covenant or agreement of Parent, Merger Corp. or the Surviving Corporation contained in this Agreement or in any document or instrument delivered by Parent, Merger Corp. or the Surviving Corporation in connection with this Agreement or the other Transaction Documents; provided that with respect to the Surviving Corporation this Section 12.3(b) only applies to the breach or non-fulfillment of any covenant or agreement following the Closing Date.

         12.4 Notice and Opportunity to Defend. The party indemnified under this Article 12 (the "Indemnified Party") shall promptly give written notice to the indemnifying party (the "Indemnifying Party") of any matter giving rise to an obligation to indemnify. The Indemnifying Party may assume the defense of such matter if it acknowledges the obligation to indemnify the Indemnified Party with respect to such claim. Should the Indemnifying Party so elect to assume the defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim. If the Indemnifying Party assumes such defense it shall conduct the defense diligently with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnifying Party may not settle any such claim without the consent of the Indemnified Party, unless such settlement provides for only monetary relief that is paid in full or on behalf of the Indemnifying Party and includes a full and unconditional release of the Indemnified Parties; provided that to the extent of the Indemnified Party is required such consent shall not be unreasonably withheld. If the Owners or the Stockholders are the Indemnifying Party, then the notice required by the immediately preceding sentence shall be given to the Owners' Representative who shall act on behalf of the Indemnifying Party for purposes of this Article 12. The Indemnified Party agrees to cooperate with the Indemnifying Party and to make reasonably available to the Indemnifying Party any necessary records or documents in the possession of the Indemnified Party, which are necessary to defend such claim. If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense, and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to any matter for which indemnification is or may be sought by the Parent Indemnified Parties pursuant to Section 12.2(d) (solely with respect to claims relating to that certain letter dated December 23, 2003 to NNA of Alabama, Inc. from Blue Cross Blue Shield of Alabama) or 12.2(e), the parties agree that (i) the Stockholders, through the Owners' Representative, shall be entitled to control the negotiations, discussions and any other communications relating to such matter,
(ii) neither Parent nor the Company Entities shall enter into any contract, agreement or other arrangement which could reasonably be expected to result in any liability under Section 12.2(d) (solely with respect to claims relating to that certain letter dated December 23, 2003 to NNA of Alabama, Inc. from Blue Cross Blue Shield of Alabama) or 12.2(e) to the Stockholders, without the Owners' Representative's prior written consent, which consent shall not be unreasonably withheld; (iii) Owners' Representative shall keep Parent Indemnified Parties reasonably informed regarding the status of any such matters and shall provide Parent Indemnified Parties with copies of all correspondence relating thereto; (iv) the Stockholders and the Owners' Representative agree that they are on notice of the matters referenced in Schedules 12.2(d) (solely with respect to claims relating to that certain letter dated December 23, 2003 to NNA of Alabama, Inc. from Blue Cross Blue Shield of Alabama) and 12.2(e) hereto and that the Stockholders, through the Owners' Representative, have agreed to assume the defense thereof.

         12.5     Indemnification Limits.

         (a) Except for claims arising out of a breach of Sections 3.1, 3.2, 4.2 or 8.9 of this Agreement, no claim for indemnification under this Agreement may be made after the first anniversary of the Effective Time, provided that the right to indemnification shall extend beyond such period with respect to any claim for which notice was given on or prior to the first anniversary of the Effective Time.

         (b) Except for a claim under Sections 12.2(d), 12.2(e) or 12.2(a) solely to the extent it relates to a breach of, or inaccuracy in, Section 5.33 hereof, any claim for indemnification by the Parent Indemnified Parties may be made only after the aggregate of all claims arising under Section 12.2 (whether or not such claims are recovered from the Escrow Account) have exceeded Five Million Dollars ($5,000,000) and then only for amounts in excess of such amount.

         (c) As to any claim for indemnification under Section 12.2, each Stockholder's liability for such claim shall not exceed such Stockholder's Stockholder Ownership Percentage multiplied by the amount of the claim. Aggregate claims for indemnification under Sections 12.2(a) and (b) as to any Stockholder shall not exceed such Stockholder's Stockholder Ownership Percentage multiplied by Five Million Dollars ($5,000,000) minus such Stockholder's Stockholder Ownership Percentage of indemnification claims under Section 12.2(d) actually paid in excess of Five Million Dollars ($5,000,000). Aggregate claims for indemnification under Section 12.2(d) as to any Stockholder shall not exceed such Stockholder's Stockholder Ownership Percentage multiplied by Twelve Million Five Hundred Thousand Dollars ($12,500,000) minus such Stockholder's Stockholder Ownership Percentage of indemnification claims under Sections 12.2(a) and 12.2(b) actually paid after application of Section 12.5(b). The aggregate of all claims for indemnification under Section 12.1 and 12.2 as to any Stockholder shall not exceed the aggregate consideration that such Stockholder received in the Merger. Attached hereto as Exhibit 12.5(c) are examples illustrating the application of the limitations set forth in this Section 12.5(c).

         (d) Claims for indemnification may, but are not required to be recovered from the Escrow Account. Subject to the limitations set forth in this
Section 12.5, claims for indemnification may be made directly against the Owners.

         (e) Except for claims arising out of a breach of Sections 3.1, 3.2, 4.2 or 8.9 of this Agreement by Parent, the aggregate of all claims for indemnification under Section 12.3 shall not exceed Ten Million Dollars ($10,000,000).

         12.6 Survival; Reductions. The representations and warranties of the parties contained in this Agreement and the other Transaction Documents shall survive the Closing, subject to Section 12.4(a), and shall not be extinguished thereby notwithstanding any investigation or other examination by any party. Any indemnified Loss shall be reduced by the amount of (i) any insurance proceeds actually received from insurance maintained by the Indemnified Party, and (ii) any third party recoveries or reimbursements. The limitations contained in this Article 12 shall not apply to fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

         12.7 Exclusive Remedy. The indemnification provided in this Article 12 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any Transaction Document or any right, claim or action arising from the transactions contemplated by this Agreement or any Transaction Document; provided, however, this exclusive remedy for damages does not preclude a party from (i) bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this

Agreement or any of the Transaction Documents or (ii) pursuing remedies under applicable Law for fraud or intentional misrepresentation.

                                   ARTICLE 13
                               CERTAIN DEFINITIONS

         13.1     Definitions.

         (a) Except as otherwise provided herein, the capitalized terms set forth below have the following meanings:

                  "Affiliate" of a Person means any other Person which directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with such Person, as the case may be. For purposes of this definition only, the terms "controls", "controlled", and "control" mean the direct or indirect ability or power to direct or cause the direction of the management and policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise.

                  "Cash Payment Per Share" means the quotient obtained by the following formula:

                                     P+EP-EA
                                     -------
                                       FD

                  where:

                           P    =   The Aggregate Merger Consideration

                           EP   =   The sum of (i) the aggregate exercise
                                    price of all Options and (ii) the aggregate purchase price under the Common Stock
                                    Warrants and the Preferred Warrants.

                           EA   =   The Escrow Amount

                           FD   =   The Fully Diluted Amount

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Common Stock" means the Company's $0.01 par value common stock.

                  "Common Stock Ownership Percentage" means the relative ownership percentage immediately prior to the Effective Time of each holder of Common Stock determined by dividing (i) the number of shares of Common Stock owned by such holder, by (ii) the Fully Diluted Amount.

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

                  "Common Stock Warrant" means all outstanding warrants of the Company that provide the warrant holder the right to acquire shares of Common Stock upon the exercise of such warrants.

                  "Common Stock Warrant Ownership Percentage" means the relative ownership percentage immediately prior to the Effective Time of each holder of Common Stock Warrants determined by dividing (i) the number of shares of Common Stock the holder of such Common Stock Warrants is entitled to receive upon exercise of such Common Stock Warrants immediately prior to the Effective Time, by (ii) the Fully Diluted Amount.

                  "Company Capital Stock" means collectively the Company's Common Stock, Series A Preferred and Series B Preferred.

                  "Company Entities" means, collectively, the Company and all of its Subsidiaries.

                  "Company Equity Securities" means the equity securities of the Company of any type, including, but not limited to common stock, preferred stock, options or warrants to purchase the foregoing and securities convertible into or exchangeable for any of the foregoing.

                  "Company Material Adverse Effect" means an event, change or circumstance that, individually or together with any other event, change or circumstance, has or is reasonably likely to have a material adverse impact on
(i) the business, operations, assets, liabilities, financial condition or results of operations of the Company Entities, or (ii) the ability of the Company Entities or the Owners to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that a Company Material Adverse Effect shall not include (a) actions and omissions of the Company Entities taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby, (b) the transactions expressly contemplated by this Agreement, (c) any impact of changes in general business or economic conditions, (d) any impact of changes in the dialysis industry generally, including changes in Medicare or Medical reimbursement rates, (e) any impact of the announcement of this Agreement, or
(f) any impact resulting directly or indirectly from the matters set forth on
Schedule 13.1(a); provided, further, that a Company Material Adverse Effect shall be deemed to have occurred if (i) there is a material expansion of the matters set forth on Schedule 12.2(e), or (ii) any Company Entity receives a subpoena or notice from a Regulatory Authority indicating that a Company Entity is suspected by such Regulatory Authority of violating in any material respect the laws set forth in Section 5.23 of this Agreement based, on matters other than the matter set forth on Schedule 12.2(e).

                  "Consent" means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any contract or agreement, Law, Order or permit.

                  "Credit Facility" means that Credit Facility dated as of October 22, 2003, among the Company, certain of its Subsidiaries and Bank of America, N.A. as administrative agent.

                  "DGCL" means the Delaware General Corporation Law as amended.

                  "Employee Bonus Pool" means an amount not to exceed $950,000 that will be available for the payment of bonuses to certain employees of the Company Entities, which bonuses will be triggered upon the consummation of the Merger.

                  "Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq., ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Sections 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. Sections 7401 et seq.); (v) the Clean Water Act (33 U.S.C. Sections 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. Sections 300f et seq.); (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph; (xi) any amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph, regardless of whether in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means, with respect to the Company Entities, any entity which, together with the Company, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any Pension Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Exhibits" means the Exhibits to this Agreement so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "Fully Diluted Amount" means the sum of (a) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time assuming (i) the conversion of all shares of Series A Preferred into Common Stock immediately prior to the Effective Time, and (ii) the conversion immediately prior to the Effective Time of all Series B Preferred into shares of Series A Preferred and the subsequent conversion of such shares of Series A Preferred into Common Stock immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock that would be outstanding assuming the exercise immediately prior to the Effective Time of all Options into shares of Series A Preferred and the subsequent conversion of such shares of Series A Preferred into Common Stock immediately prior to the Effective Time, plus (c) the aggregate number of shares of Common Stock that would be outstanding assuming the exercise immediately prior to the Effective Time of all Common Stock Warrants, plus (d) the aggregate number of shares of Common Stock that would be outstanding assuming the exercise immediately prior to the Effective Time of all Preferred Warrants into shares of Series A Preferred and the subsequent conversion of such shares of Series A Preferred into Common Stock immediately prior to the Effective Time. No Company Equity Securities held by any Company Entity shall be taken into account in determining the Fully Diluted Amount.

                  "GAAP" means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with the Company's historical practices and methods.

                  "Group" has the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  "Hazardous Material" means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos and asbestos-containing materials, and polychlorinated biphenyls (PCBs).

                  "HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Intellectual Property" means all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property of the Company Entities.

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief administrative officer, compliance officer, or any executive vice president of such Person.

                  "Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" means any lien, mortgage, pledge, reservation, option, right of first refusal, restriction, security interest, title retention, or other security arrangement, conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, but specifically excludes Permitted Liens.

                  "Litigation" means any action, arbitration, lawsuit, complaint, criminal prosecution or governmental audit relating to or affecting a Person, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including contracts related to it), or the transactions contemplated by this Agreement.

                  "Merger Consideration" means the amount payable to the holders of Common Stock, Series A Preferred, Series B Preferred, Common Stock Warrants, Preferred Warrants or Options pursuant to Section 3.2 hereof excluding the contingent right to receive their proportionate percentage of the Escrow Amount..

                  "Merger Corp. Common Stock" means the $0.01 par value common stock of Merger Corp.

                  "Option" means each stock option issued pursuant to the Stock Option Plans and outstanding on the date hereof.

                  "Option Holder" means the holder of any Option.

                  "Option Holder Ownership Percentage" means the relative ownership percentage immediately prior to the Effective Time of each holder of Options determined by dividing (i) the number of shares of Common Stock the holder of such Options is entitled to receive upon exercise of the vested portion of the Option as of the Effective Time assuming that each share of Series A Preferred issuable upon exercise of such Options is converted into Common Stock immediately prior to the Effective Time, by (ii) the Fully Diluted Amount.

                  "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state or local or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Parent Material Adverse Effect" means an event, change or circumstance that, individually or together with any other event, change or circumstance, has or is reasonably expected to have a material adverse impact on
(i) the business, operations, assets, liabilities, financial condition, prospects or results of operations of Parent, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that a Parent Material Adverse Effect shall not include the transactions expressly contemplated by this Agreement.

                  "Permitted Liens" means (i) taxes, assessments and other governmental levies, fees or charges that are not due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics liens and similar encumbrances for labor, materials or supplies, (iii) Liens pursuant to the Credit Facility, and (iv) other Liens the existence of which would not materially diminish the value or marketability of the assets subject thereto.

                  "Person" means a natural person or any legal, commercial or governmental entity, including, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or group acting in concert.

                  "Preferred Warrant Ownership Percentage" means the relative ownership percentage immediately prior to the Effective Time of each holder of Preferred Warrants determined by dividing (i) the number of shares of Common Stock the holder of such Preferred Warrants is entitled to receive as of the Effective Time assuming that each share of Series A Preferred issuable upon exercise of such Preferred Warrants is converted into Common Stock as of the Effective Time, by (ii) the Fully Diluted Amount.

                  "Preferred Warrants" means all outstanding warrants of the Company that provide the warrant holder the right to acquire shares of Series A Preferred.

                  "Regulatory Authorities" means, collectively, all federal, state and local regulatory agencies having jurisdiction over the parties and their respective Subsidiaries.

                  "Representatives" means investment banking, legal and accounting firms and those acting on behalf of a Person or who have apparent authority to bind a Person.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Securityholders Agreement" means the securityholders agreement by and among the Company, J.W. Childs Equity Partners II, L.P. and certain other parties thereto, dated as of December 23, 1998, as amended.

                  "Senior Subordinated Notes" means those 9% Senior Subordinated Notes due 2011 issued by the Company that mature on November 1, 2011.

                  "Series A Ownership Percentage" means the relative ownership percentage immediately prior to the Effective Time of each holder of Series A Preferred determined by dividing (i) the number of shares of Common Stock the holder of such Series A Preferred is entitled to receive upon conversion of such Series A Preferred into Common Stock prior to the Effective Time, by (ii) the Fully Diluted Amount.

                  "Series A Preferred" means the Company's Series A Convertible Preferred Stock, par value $0.01, outstanding as of the Closing.

                  "Series B Ownership Percentage" means the relative ownership percentage immediately prior to the Effective Time of each holder of Series B Preferred determined by dividing (i) the number of shares of Common Stock the holder of such Series B Preferred is entitled to receive assuming the conversion immediately prior to the Effective Time of all Series B Preferred into shares of Series A Preferred and the subsequent conversion of such shares of Series A Preferred into Common Stock prior to the Effective Time, by (ii) the Fully Diluted Amount.

                  "Series B Preferred" means the Company's Series B Convertible Preferred Stock, par value $0.01, outstanding as of the Closing.

                  "St. Barnabas Acquisition Payment" means all amounts owed by NNA-Saint Barnabas, LLC, a New Jersey Limited Liability Company ("St. Barnabas Buyer") and the Company pursuant to that certain Asset Purchase Agreement, dated August 1, 2003, by and among St. Barnabas Buyer, the Company, Saint Barnabas Medical Center, St. Barnabas Outpatient Centers, Newark Beth Israel Medical Center, Inc., Monmouth Medical Center, Clara Mass Medical Center and St. Barnabas Corporation.

                  "Stock Option Plans" mean the 1998 Management Stock Plan and the Option Agreement dated May 2003 between the Company and Michael N. Cannizzaro.

                  "Stockholder" means a holder of Company Equity Securities.

                  "Stockholder Ownership Percentage" means (i) with respect to a holder of Common Stock, such Person's Common Stock Ownership Percentage; (ii) with respect to a holder of Series A Preferred, such Person's Series A Ownership Percentage; (iii) with respect to a holder of Series B Preferred, such Person's Series B Ownership Percentage, (iv) with respect to a holder of Options, such Person's Options Holder Ownership Percentage, (v) with respect to a holder of Common Stock Warrants, such Person's Common Stock Ownership Percentage, and (vi) with respect to a holder of Preferred Warrants, such Person's Preferred Warrant Holder Percentage.

                  "Subsidiaries" means all those corporations, associations, or other business entities of which any party (i) owns or controls a majority of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which a majority of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of limited liability companies, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managing members or managers thereof; provided that for purposes of this Agreement IMRAC Corporation shall not be considered a Subsidiary of the Company.

                  "Surviving Corporation" means the corporation surviving the Merger, which in accordance with the terms of this Agreement is the Company.

                  "Taxes" means any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof, or by any jurisdiction other than the United States or any political subdivision thereof, together with any interest, penalty, and addition thereto, and including any liability for taxes of another Person under Treas. Reg. Section 1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise..

                  "Tax Return" means any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

                  "Third Party Debt" means the all of the outstanding indebtedness for borrowed money, including, without limitation, capital leases, owed by the Company Entities to Persons other than the Company Entities excluding the Senior Subordinated Notes.

                  "Transaction Documents" means this Agreement and the other documents and instruments to be entered into and delivered pursuant to this Agreement.

         (b) In addition to the terms defined in Section 13.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Acquisition Proposal - Section 8.1(c)                      HIPPA - Section 5.23
Aggregate Merger Consideration - Section 3.1               Indemnified Party - Section 12.3
Agreement - Introductory Paragraph                         Indemnifying Party - Section 12.3
Antitrust Laws - Section 8.3(a)                            Leased Real Property - Section 5.12(b)
Benefit Plans - Section 5.16(a)                            Losses - Section 12.1
Certificates - Section 4.2(a)                              Maximum Amount - Section 8.9(b)
Closing - Section 1.2                                      Medicare and Medicaid Programs - Section 5.20(a)
Closing Date - Section 1.2                                 Merger - Section 1.1
Common Stock Warrant Payment - Section 3.2(e)              Merger Corp. - Introductory Paragraph
Company - Introductory Paragraph                           Offering Memorandum - Section 5.32
Company Agreements - Section 5.14(a)                       Option Payment - Section 3.2(g)
Company Indemnified Party - Section 8.9(a)                 Owned Real Property - Section 5.12(a)
                                                           Owners - Introductory Paragraph
Dissenting Shares - Section 3.4                            Owners' Representative - Section 14.2(a)
DOJ - Section 8.3(a)                                       Parent - Introductory Paragraph
Effective Time - Section 1.3                               Parent Indemnified Parties - Section 12.1
End Date - Section 11.1(b)                                 Paying Agent - Section 4.2(b)
Environmental Permits - Section 5.18(d)                    Pension Plan - Section 5.16(a)
ERISA Plan - Section 5.16(a)                               Preferred Warrant Payment - Section 3.2(f)
Escrow Account - Section 4.1                               Private Programs - Section 5.20(a)
Escrow Agent - Section 4.1                                 Properties - Section 5.12(b)
Escrow Agreement - Section 4.1                             Remuneration - Section 5.22(a)
Escrow Amount - Section 4.1                                Requisite Vote - Preamble
                                                           Reserve - Section 3.5
Financial Statements - Section 5.6(a)                      Securityholders Agreement - Section 5.34(b)
FTC - Section 8.3(a)                                       Stockholder Consent - Section 8.8
Government Programs - Section 5.20(a)                      Stockholder Notice - Section 8.8

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

         14.1     Notices.

         (a) All notices and other communications under this Agreement shall be in the English language, shall be in writing and shall be delivered (i) by facsimile or telecopier transmission (provided that a transmission confirmation is received by the sender and a confirmation copy is sent by a recognized overnight courier service), in which case such notice or communication shall be deemed to have been delivered as of the date so transmitted (or, if not transmitted during

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

a business day for the recipient, the next following business day), or (ii) by a recognized international overnight courier service, in which case such notice or communication shall be deemed to have been delivered the next business day of the recipient following deposit with an international overnight courier service, in each case to the addresses set forth below (or at such other addresses as may be provided hereunder):

If to the Company:                          National Nephrology Associates, Inc
                                            230 Great Circle Road, Suite 218
                                            Nashville, TN  37228
                                            Attn:  Michael Cannizzaro,
                                            Chairman and Chief Executive Officer
                                            Fax: (615) 312-5210

Copy to Counsel:                            Kaye Scholer LLP
                                            425 Park Avenue
                                            New York, New York 10022
                                            Attention:  Adam H. Golden, Esq.
                                            Telecopy Number:  (212) 836-8689

If to the Owners:

                                            J.W. Childs Equity Partners II, L.P., Owners'
                                            Representative
                                            111 Huntington Avenue
                                            Suite 2900
                                            Boston, MA 02199
                                            Attention: Steven G. Segal
                                            Telecopy Number: (617) 753-1101

Copy to Counsel:                            Kaye Scholer LLP
                                            425 Park Avenue
                                            New York, New York 10022
                                            Attention:  Adam H. Golden, Esq.
                                            Telecopy Number: (212) 836-8689

If to Parent or Merger Corp.:               Renal Care Group, Inc.
                                            2525 West End Avenue, Suite 600
                                            Nashville, TN 37203
                                            Attention: Chief Financial Officer and General Counsel
                                            Telecopy Number: (615) 345-5505

Copy to Counsel:                            Alston & Bird LLP
                                            One Atlantic Center
                                            1201 W. Peachtree Street

                                            Atlanta, Georgia 30309
                                            Attention: Steven L. Pottle, Esq.
                                            Telecopy Number: (404) 881-7777

         (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 14.1.

         14.2     Owners' Representative.

         (a) The Owners and the Company hereby irrevocably make, constitute and appoint J.W. Childs Equity Partners II, L.P. as their agent and attorney-in-fact (the "Owners' Representative") and authorize and empower it to fulfill the role of Owners' Representative hereunder. As to the Stockholders who are not Owners, the Company has joined this Section 14.2 to authorize the Owners' Representative to act in a ministerial and administrative capacity for such Stockholders under this Agreement and the Escrow Agreement. In the event of the resignation of an Owners' Representative, the resigning Owners' Representative shall appoint a successor from among the Owners, which successor must agree in writing to accept such appointment. If an Owners' Representative should die or become incapacitated, his or her successor shall be appointed within fifteen (15) days of his or her death or incapacity by the remaining Owners' Representative if there is one or by the Owners if there is not a remaining Owners' Representative, and any such successor shall be an Owner or an officer of an Owner and shall agree in writing to accept such appointment. Such appointments will be made by Owners holding (or after the Closing, formerly holding) a majority of the outstanding Company Capital Stock. The choice of a successor Owners' Representative appointed in any manner permitted above shall be final and binding upon all of the Owners. The decisions and actions of any successor Owners' Representative shall be, for all purposes, those of an Owners' Representative as if originally named herein.

         (b) Each Owner has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints each Owners' Representative acting alone as such person's true and lawful attorney-in-fact and agent, for such person and in such person's name, place and stead for all purposes necessary or desirable in order for the Owners' Representative to take the actions contemplated by the Transaction Documents on behalf of the Owners, with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Owner could do personally, and each Owner hereby ratifies and confirms as his, her or its own act, all that the Owners' Representative shall do or cause to be done pursuant to the provisions of this Section 14.2. All notices under Section 14.1 and all other notices and communications directed to Owners under this Agreement shall be given to Owners' Representative.

         (c) The death or incapacity of any Owner shall not terminate the authority and agency of the Owners' Representative.

         (d) The Owners' Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Owners arising out of any act done or omitted by the Owners'

Representative in connection with the acceptance or administration of the Owners' Representative's duties hereunder, unless such act or omission involves bad faith. The Owners hereby agree to indemnify the Owners' Representative and to hold him or her harmless against any and all loss, liability or expense incurred without bad faith on the part of the Owners' Representative and arising out of or in connection with his or her duties as Owners' Representative, including the reasonable costs and expenses incurred by the Owners' Representative in defending against any claim or liability in connection herewith.

         14.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         14.4     Waiver.

         (a) Parent, acting through its chief executive officer or other authorized officer, shall at any time have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

         (b) Prior to or at the Effective Time, the Company, acting through its chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent or Merger Corp., to waive or extend the time for the compliance or fulfillment by Parent or Merger Corp. of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. Following the Effective Time, any such waiver or extension on behalf of any Owner may be made by the Owners' Representative. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company or Owners' Representative, as applicable.

         (c) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         14.5 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of Parent, in the case of an assignment by the Company or any Owner, or the Company, in the case of an assignment by Parent or Merger Corp., provided, however, that after Closing Parent or Merger Corp. may assign its rights and obligations under this Agreement without the consent of the Company to any direct or indirect Subsidiary or Affiliate of Parent or Merger Corp. or to any party that acquires substantially all of the assets or stock of Parent or Merger Corp. or any successor entity resulting from a merger or consolidation of or with Parent or Merger Corp.; provided further that any such assignment shall not relieve Parent of any obligation hereunder.

         14.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

         14.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         14.8 Entire Agreement; Amendments. The schedules and all Exhibits attached to this Agreement are by reference made a part hereof. This Agreement, the schedules attached hereto, Exhibits, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         14.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State Delaware, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Delaware Chancery Court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court,
(b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

         14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 Brokers. The Company shall indemnify, hold harmless and defend Parent and Merger Corp. and their Affiliates, and Parent and Merger Corp. shall indemnify, hold harmless and defend the Company and its Affiliates, from and against the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

         14.12 Expenses. Subject to Sections 3.1 and 8.4(b) hereof, each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

         14.13 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to benefit any Person other than the parties hereto or to create any third party beneficiary right in any other Person, except as specifically contemplated by Section 8.9.

                         [Signatures Begin on Next Page]

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

PARENT:                                 RENAL CARE GROUP, INC.

                                        By: /s/ Gary A. Brukardt
                                            --------------------------------
                                        Name: Gary A. Brukardt
                                        Title: President and CEO

MERGER CORP.:                           TITAN MERGER SUBSIDIARY, INC.

                                        By: /s/ Gary A. Brukardt
                                            --------------------------------
                                        Name: Gary A. Brukardt
                                        Title: President

THE COMPANY:                            NATIONAL NEPHROLOGY ASSOCIATES, INC.

                                        By: /s/ Michael N. Cannizzaro
                                            --------------------------------
                                        Name: Michael N. Cannizzaro
                                        Title: Chairman and Chief Executive
                                               Officer

                  This is a signature page to the Agreement and Plan of Merger (the "Agreement"), dated as of February 2, 2004, by and among Renal Care Group, Inc., a Delaware corporation, Titan Merger Subsidiary, Inc., a Delaware corporation, National Nephrology Associates, Inc., a Delaware corporation and the Owners, as defined therein.

                  By signing this page, the undersigned acknowledges that he, she or it has carefully reviewed the Agreement and expressly agrees to be bound by its terms and conditions as an Owner thereunder.

                  IN WITNESS WHEREOF, the undersigned Owner has executed this Signature Page on the first date written above.

OWNER

J.W. CHILDS EQUITY PARTNERS, II, L.P.
By: J.W. Childs Advisors II, L.P. its general partner
By: J.W. Childs Associates, L.P. its general partner
By: J.W. Childs Associates, Inc., its general partner

By: /s/ Steven G. Segal
   ---------------------------------

Print Name: Steven G. Segal

Title (if applicable): ______________________